                                                                       EXHIBIT 2



                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



             FLEXIINTERNATIONAL SOFTWARE, INC., PRINCESS ACQUISITION
                                   CORPORATION


                                       AND



                              THE DODGE GROUP, INC.







                                  June 24, 1998



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                                TABLE OF CONTENTS

                                                                           PAGE

ARTICLE I - THE MERGER.....................................................   1
   1.1      The Merger.....................................................   1
   1.2      The Closing....................................................   1
   1.3      Actions at the Closing.........................................   1
   1.4      Additional Action..............................................   2
   1.5      Conversion of Shares...........................................   2
   1.6      Dissenting Shares..............................................   4
   1.7      Exchange of Shares.............................................   5
   1.8      Dividends......................................................   6
   1.9      Fractional Shares/Other Consideration..........................   6
   1.10     Escrow.........................................................   7
   1.11     Options and Warrants...........................................   7
   1.12     Certificate of Incorporation...................................   9
   1.13     By-laws........................................................   9
   1.14     Directors and Officers.........................................   9
   1.15     No Further Rights..............................................   9
   1.16     Closing of Transfer Books......................................   9
   1.17     Repayment of Bridge Notes......................................  10

ARTICLE II - REPRESENTATIONS AND WARRANTIES
            OF THE COMPANY.................................................  10
   2.1      Organization, Qualification and Corporate Power................  10
   2.2      Capitalization.................................................  11
   2.3      Authorization of Transaction...................................  11
   2.4      Noncontravention...............................................  12
   2.5      Subsidiaries...................................................  13
   2.6      Financial Statements...........................................  13
   2.7      Absence of Certain Changes.....................................  14
   2.8      Undisclosed Liabilities........................................  15
   2.9      Tax Matters....................................................  16
   2.10     Assets.........................................................  17
   2.11     Owned Real Property............................................  18
   2.12     Intellectual Property..........................................  18
   2.13     Real Property Leases...........................................  20
   2.14     Contracts......................................................  21
   2.15     Accounts Receivable............................................  22
   2.16     Powers of Attorney.............................................  22
   2.17     Insurance......................................................  22
   2.18     Litigation.....................................................  23
   2.19     Product Warranty...............................................  23





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                                                                           PAGE


   2.20     Employees and Consultants......................................  24
   2.21     Employee Benefits..............................................  24
   2.22     Environmental Matters..........................................  27
   2.23     Legal Compliance...............................................  28
   2.24     Permits........................................................  28
   2.25     Certain Business Relationships With Affiliates.................  29
   2.26     Brokers' Fees..................................................  29
   2.27     Books and Records..............................................  29
   2.28     Customers......................................................  29
   2.29     Company Action.................................................  29
   2.30     Disclosure.....................................................  30

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE BUYER
            AND THE TRANSITORY SUBSIDIARY..................................  30
   3.1      Organization...................................................  30
   3.2      Capitalization.................................................  31
   3.3      Authorization of Transaction...................................  31
   3.4      Noncontravention...............................................  31
   3.5      Reports and Financial Statements...............................  32
   3.6      Absence of Material Adverse Changes............................  32
   3.7      Brokers' Fees..................................................  33
   3.8      Disclosure.....................................................  33

ARTICLE IV - CONDITIONS TO CONSUMMATION OF MERGER..........................  33
   4.1      Conditions to Each Party's Obligations.........................  33
   4.2      Conditions to Obligations of the Buyer and the
            Transitory Subsidiary..........................................  33
   4.3      Conditions to Obligations of the Company.......................  35

ARTICLE V - INDEMNIFICATION................................................  35
   5.1      Indemnification................................................  35
   5.2      Method of Asserting Claims.....................................  36
   5.3      Survival.......................................................  37
   5.4      Limitations....................................................  37

ARTICLE VI - REGISTRATION RIGHTS...........................................  38






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                                                                           PAGE


   6.1      Registration of Shares.........................................  38
   6.2      Incidental Registration........................................  38
   6.3      Limitations on Registration Rights.............................  40
   6.4      Registration Procedures........................................  40
   6.5      Requirements of Company Stockholders...........................  41
   6.6      Indemnification................................................  42
   6.7      Assignment of Rights...........................................  42

ARTICLE VII - DEFINITIONS..................................................  43

ARTICLE VIII - MISCELLANEOUS...............................................  45
   8.1      Press Releases and Announcements...............................  45
   8.2      No Third Party Beneficiaries...................................  45
   8.3      Entire Agreement...............................................  45
   8.4      Succession and Assignment......................................  45
   8.5      Counterparts...................................................  45
   8.6      Headings.......................................................  45
   8.7      Notices........................................................  45
   8.8      Governing Law..................................................  46
   8.9      Amendments and Waivers.........................................  46
   8.10     Severability...................................................  47
   8.11     Expenses.......................................................  47
   8.12     Specific Performance...........................................  47
   8.13     Submission to Jurisdiction.....................................  48
   8.14     Construction...................................................  48
   8.15     Incorporation of Exhibits and Schedules........................  48

                          AGREEMENT AND PLAN OF MERGER


         Agreement entered into as of June 24, 1998 by and among FlexiInternational Software, Inc., a Delaware corporation (the "Buyer"), Princess Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and The Dodge Group, Inc., a Delaware corporation (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties."

         This Agreement contemplates a tax-free merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive capital stock of the Buyer in exchange for their capital stock of the Company.

         Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.


                                   ARTICLE I

                                   THE MERGER

                   1.1 THE MERGER. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company (with such merger referred to herein as the "Merger") at the Effective Time (as defined below). From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The "Effective Time" shall be the time at which the Company and the Transitory Subsidiary file the certificate of merger or other appropriate documents prepared and executed in accordance with the relevant provisions of the Delaware General Corporation Law (the "Certificate of Merger") with the Secretary of State of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

                   1.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on June 24, 1998 or such other date, time and place as the Buyer and the Company shall mutually agree (the "Closing Date").

                   1.3 ACTIONS AT THE CLOSING. At the Closing, (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 4.2, (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 4.3, (c) the Company and the Transitory Subsidiary shall file with the Secretary of State of the State of Delaware the Certificate of Merger, (d) the Buyer shall deliver a certificate for the Initial Shares (as defined below) to a bank trust company or other entity reasonably satisfactory to the Company appointed by the Buyer to act as the exchange agent (the "Exchange Agent") in accordance with Section 1.7, (e) the Buyer, the Indemnification Representatives (as defined therein) and the Escrow Agent (as defined therein) shall execute and deliver the Escrow Agreement attached hereto as EXHIBIT A (the "Escrow Agreement") and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares (as defined below) being placed in escrow on the Closing Date pursuant to Section 1.10, (f) the Initial Bridge Note Holders and the Subsequent Bridge Note Holders (each as defined below) shall deliver to the Buyer for cancellation the Initial Bridge Notes and the Subsequent Bridge Notes (each as defined below), respectively, pursuant to Section 1.17, and (h) the Buyer shall issue to the Initial Bridge Note Holders the Note Repayment Shares (as defined below) in full payment of the Initial Bridge Notes, and the Buyer shall issue to the Subsequent Bridge Note Holders the Note Repayment Price (as defined below) in full payment of the Subsequent Bridge Notes, each in accordance with Section 1.17.

                   1.4 ADDITIONAL ACTION. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

                   1.5 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

                  (a) Each share of capital stock of the Company shall be converted as follows:

                           (1)      Each share of common stock, $0.01 par value
per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than Company Common Stock owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Company Common Stock held in the Company's treasury) shall be converted into and represent the right to receive $.00001.

                           (2)      Each share of Series A-1 Convertible
Preferred Stock, $.01 par value per share, of the Company ("Series A-1 Preferred") issued and outstanding immediately prior to the Effective Time (other than Series A-1 Preferred owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series A-1 Preferred held in the Company's treasury) shall be converted into and represent the right to receive $.00001.




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                           (3)      Each share of Series A-2 Convertible
Preferred Stock, $.01 par value per share, of the Company ("Series A-2 Preferred") issued and outstanding immediately prior to the Effective Time (other than Series A-2 Preferred owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series A-2 Preferred held in the Company's treasury) shall be converted into and represent the right to receive $.00001.

                           (4)      Each share of Series B Convertible Preferred
Stock, $.01 par value per share, of the Company ("Series B Preferred") issued and outstanding immediately prior to the Effective Time (other than Series B Preferred owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series B Preferred held in the Company's treasury) shall be converted into and represent the right to receive $.00001.

                           (5)      Each share of Series C Convertible Preferred
Stock, $.01 par value per share, of the Company ("Series C Preferred") issued and outstanding immediately prior to the Effective Time (other than Series C Preferred owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares (as defined below) and Series C Preferred held in the Company's treasury) shall be converted into and represent the right to receive $.00001.

                           (6)      Each share of Series D Convertible Preferred
Stock, $.01 par value per share, of the Company ("Series D Preferred") issued and outstanding immediately prior to the Effective Time (other than Series D Preferred owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series D Preferred held in the Company's treasury) shall be converted into and represent the right to receive $.00001.

                           (7)      Each share of Series E Convertible Preferred
Stock, $.01 par value per share, of the Company ("Series E Preferred" and together with the Series A- 1 Preferred, Series A-2 Preferred, Series B Preferred, Series C Preferred and Series D Preferred, the "Company Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than Series E Preferred owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Series E Preferred held in the Company's treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.10) such number of shares of Common Stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") as is equal to the Series E Conversion Ratio. The "Series E Conversion Ratio" shall be equal to a fraction, the numerator of which shall be 591,781 and the denominator of which shall be the number of shares of outstanding Series E Preferred immediately prior to the Effective Time (other than Series E Preferred owned beneficially by the Buyer or the Transitory Subsidiary and Series E Preferred held in the Company's treasury).





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Stockholders of record of the Company ("Company Stockholders") shall be entitled to receive immediately 85.41% of the shares of Buyer Common Stock into which their Company Shares (as defined below) were converted pursuant to this Section 1.5(a) (the "Initial Shares"); the remaining 14.59% of the shares of Buyer
Common Stock into which Company Shares were converted pursuant to this Section 1.5(a) (the "Escrow Shares") shall be deposited in escrow pursuant to Section
1.10 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. The Company Common Stock and the Company Preferred Stock shall together be referred to herein as the "Company Shares." The Initial Shares and the Escrow Shares shall together be referred to herein as the "Merger Shares."

                  (b) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

                  (c) Each share of common stock, $0.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence 70,000 shares of common stock, $0.01 par value per share, of the Surviving Corporation.

                   1.6     DISSENTING SHARES.

                  (a) For purposes of this Agreement, "Dissenting Shares" means Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law. Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his right to appraisal under the Delaware General Corporation Law or withdrawn, with the consent of the Company, his demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5(a), and (ii) promptly following the occurrence of such event, the Buyer shall deliver to the Exchange Agent a certificate representing 85.41% of the Merger Shares to which such holder is entitled pursuant to Section 1.5(a) (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 14.59% of the Merger Shares to which such holder is entitled pursuant to Section 1.5(a) (which shares shall be considered Escrow Shares for all purposes of this Agreement).




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                  (b)      The Company shall give the Buyer (i) prompt notice of
any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

                   1.7     EXCHANGE OF SHARES

                  (a) Prior to the Effective Time, the Buyer shall appoint the Exchange Agent to effect the exchange for the Initial Shares or cash consideration of certificates ("Certificates") that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares or the right to receive cash consideration pursuant to Section 1.5(a), as the case may be, (including any Company Shares referred to in the last sentence of Section 1.6(a)). On the Closing Date, the Buyer shall deliver to the Exchange Agent, in trust for the benefit of holders of Certificates, a stock certificate (issued in the name of the Exchange Agent or its nominee) representing the Initial Shares and a check for the aggregate amount of such cash consideration, as described in
Section 1.5(a). As soon as practicable after the Effective Time, the Buyer shall cause the Exchange Agent to send a notice and a transmittal form to each holder of a Certificate (other than those surrendered and paid for at the Closing) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate in exchange for the Initial Shares or cash consideration issuable pursuant to Section 1.5(a). Each holder of a Certificate, upon proper surrender thereof to the Exchange Agent in accordance with the instructions in such notice, shall be entitled to receive in exchange therefor (subject to any taxes required to be withheld) the Initial Shares or cash consideration issuable pursuant to Section 1.5(a). Until properly surrendered, each such Certificate shall be deemed for all purposes to evidence only the right to receive the Initial Shares or cash consideration issuable pursuant to Section 1.5(a). Holders of Certificates shall not be entitled to receive certificates for the Initial Shares or cash consideration to which they would otherwise be entitled until such Certificates are properly surrendered.

                  (b) If any Initial Shares are to be issued in the name of a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance of such Initial Shares that (i) the Certificate so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Exchange Agent that such taxes have been paid or



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


are not required to be paid. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to a holder of Company Shares for any Initial Shares or cash consideration issuable to such holder pursuant to Section 1.5(a) that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

                  (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the Initial Shares or cash consideration issuable in exchange therefor pursuant to Section 1.5(a). The Board of Directors of the Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give the Buyer a bond in such sum as it may direct as indemnity against any claim that may be made against the Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (d) Promptly following the date which is six months after the Closing Date, the Exchange Agent shall return to the Buyer all Initial Shares and cash consideration in its possession, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Buyer and, subject to applicable abandoned property, escheat and similar laws, receive in exchange therefor the Initial Shares or cash consideration issuable with respect thereto pursuant to Section 1.5(a).

                   1.8 DIVIDENDS. No dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date shall be paid to former Company Stockholders entitled by reason of the Merger to receive Initial Shares until such holders surrender their Certificates in accordance with Section 1.7. Upon such surrender, the Buyer shall pay or deliver to the persons in whose name the certificates representing such Initial Shares are issued any dividends or other distributions that are payable to the holders of record of Buyer Common Stock as of a date on or after the Closing Date and which were paid or delivered between the Effective Time and the time of such surrender; provided that no such person shall be entitled to receive any interest on such dividends or other distributions.

                   1.9     FRACTIONAL SHARES/OTHER CONSIDERATION.

                  (a) No certificates or script representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would otherwise be issued to such former Company Stockholders. In lieu of any fractional



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


Initial Shares that would otherwise be issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share shall, upon proper surrender of such person's Certificates, receive such whole number of Initial Shares as is equal to the precise number of Initial Shares to which such person would be entitled, rounded up or down to the nearest whole number (with a fractional interest equal to .5 rounded up to the nearest whole number).

                  (b) No fraction of a cent shall be issued to any Company Stockholder upon the surrender or exchange of a Certificate which, prior to the Effective Time, represented shares of Company Common Stock, Series A-1 Preferred, Series A-2 Preferred, Series B Preferred, Series C Preferred or Series D Preferred, but rather, any consideration otherwise payable upon surrender for exchange of such Certificate shall be rounded up to the nearest whole cent.

                   1.10    ESCROW.

                  (a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares, as described in Section 1.5(a), for the purpose of securing the indemnification obligations of the Company Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

                  (b) The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.

                   1.11    OPTIONS AND WARRANTS.

                  (a) As of the Effective Time, all options to purchase Company Shares issued by the Company pursuant to its stock option plans or otherwise ("Options") shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time, the consideration (with each such unit of consideration issuable with respect to one Company Share being referred to herein as a "Unit") which would have been issuable with respect to the number of Company Shares subject to the unexercised portion of such Option had such Company Shares been outstanding at the Effective Time. The exercise price per Unit of each such assumed




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


Option shall be equal to the exercise price of such Option immediately prior to the Effective Time.

                  (b) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 1.11, and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.11 and such notice).

                  (c) On the Closing Date, the Buyer shall grant incentive stock options to purchase an aggregate of 50,000 shares of Buyer Common Stock (the "New Employee Options") pursuant to the 1997 Stock Incentive Plan of the Buyer (the "Buyer Option Plan") to the individuals listed in Schedule 1.11(c) attached hereto. The Buyer shall grant each individual listed on Schedule 1.11(c) a New Employee Option to purchase the number of shares of Buyer Common Stock set forth opposite such individual's name on Schedule 1.11(c) at a per share exercise price equal to the last reported sale price of the Buyer Common Stock on the Nasdaq National Market on the Closing Date (the "New Option Exercise Price"). Each New Employee Option shall vest in five equal annual installments commencing on the first anniversary of the Closing Date and shall otherwise be governed by the terms of the Buyer Option Plan.

                  (d) On the Closing Date, the Buyer shall grant incentive stock options to purchase an aggregate of 50,000 shares of Buyer Common Stock (the "New Performance Options") pursuant to the Buyer Option Plan to the individuals listed on Schedule 1.11(d) attached hereto. The Buyer shall grant each individual listed on Schedule 1.11(d) a New Performance Option to purchase the number of shares of Buyer Common Stock set forth opposite such individual's name on Schedule 1.11(d) at a per share exercise price equal to the New Option Exercise Price. Each New Performance Option shall vest in full on the eight year anniversary of the Closing Date, provided, however, that each New Performance Option will provide that, if the Company's total international revenues for the fiscal year ending December 31, 1998, determined in accordance with GAAP (as defined below) applied on a consistent basis, is equal to or exceeds a target level to be determined by the Buyer and the officers of the UK Subsidiary following the Closing, the vesting of each New Performance Option shall accelerate such that each New Performance Option shall vest in three equal annual installments commencing on the first anniversary of the Closing Date. Each New Performance Option shall otherwise be governed by the terms of the Buyer Option Plan.

                  (e) On the Closing Date, the Buyer shall grant non-qualified stock options to purchase an aggregate of 50,000 shares of Buyer Common Stock (the "Management Options") pursuant to the Buyer Option Plan to the individuals listed on Schedule 1.11(e) attached hereto. The Buyer shall grant each individual listed on Schedule 1.11(e) a Management Option to purchase the number of shares of Buyer Common Stock set forth opposite such individual's name on Schedule 1.11(e) at a per share exercise price of $.01. Each Management Option shall vest in full on the nine month anniversary of Closing Date and shall otherwise be governed by the terms of the Buyer Option Plan.

                  (f) The Company shall cause the termination, as of the Effective Time, of any outstanding warrants to purchase Company Shares (the "Warrants") which remain unexercised.

                  (g) The Company shall obtain, prior to the Closing, the consent from each holder of a Warrant to the termination of such Warrant pursuant to this Section 1.11 (unless such consent is not required under the terms of the applicable Warrant).

                   1.12 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of the Surviving Corporation shall be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company and the number of shares of common stock that the corporation shall be authorized to issue shall be changed to 7,000,000.

                   1.13 BY-LAWS. The By-laws of the Surviving Corporation shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

                   1.14 DIRECTORS AND OFFICERS. The directors of the Transitory Subsidiary shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Transitory Subsidiary shall become the officers of the Surviving Corporation as of the Effective Time.

                   1.15 NO FURTHER RIGHTS. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

                   1.16 CLOSING OF TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for Initial Shares in accordance with Section 1.5(a), subject to Section 1.10 and to applicable law in the case of Dissenting Shares.




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

                   1.17    PAYMENT OF BRIDGE NOTES.

                  (a) Immediately following the Effective Time, (i) the Buyer shall issue to the holders (the "Initial Bridge Note Holders") of the Series A 7% Demand Notes of the Company in an aggregate principal amount of $1,000,000 issued by the Company in February and March 1997 (the "First Initial Bridge Notes") and the Series B 10% Demand Notes of the Company in an aggregate principal amount of $750,000 issued by the Company in February 1998 (together with the First Initial Bridge Notes, the "Initial Bridge Notes"), in full payment of such Initial Bridge Notes, certificates representing an aggregate of 271,719 shares of Buyer Common Stock (the "Note Repayment Shares") in the denominations specified on Schedule 1.17(a) attached hereto, and (ii) the Initial Bridge Note Holders shall deliver the Initial Bridge Notes to the Buyer for cancellation.

                  (b) Immediately following the Effective Time, (i) the Buyer shall pay to the holders (the "Subsequent Bridge Note Holders") of the 12% Demand Notes of the Company in an aggregate principal amount of $750,000 issued by the Company on June 4, 1998 (the "Subsequent Bridge Notes"), in full payment of such Subsequent Bridge Notes, an aggregate of $753,999.99 (the "Note Repayment Price") in the denominations specified on Schedule 1.17(b) attached hereto, and (ii) the Subsequent Bridge Note Holders shall deliver the Subsequent Bridge Notes to the Buyer for cancellation.


                  ARTICLE II - REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

         The Company represents and warrants to the Buyer that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be initialed by the Parties and shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II.

                   2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in corporate and tax good standing under the laws of the state of its incorporation. The Company is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified would have a material adverse effect on the assets, business, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer true and complete copies of its Restated Certificate of Incorporation and By-laws, each as amended and as in effect on the date hereof. The Company is not in default under or in violation of any provision of its Restated Certificate of Incorporation or By-laws.

                   2.2 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 28,000,000 shares of Company Common Stock, of which 598,291 shares are issued and outstanding and no shares are held in the treasury of the Company, (ii) 16,817,181 shares of Company Preferred Stock, of which (A) 143,750 shares have been designated as Series A-1 Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company, (B) 143,750 shares have been designated as Series A-2 Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company, (C) 560,897 shares have been designated as Series B Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company, (D) 6,249,997 shares have been designated as Series C Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company,
(E) 2,500,000 shares have been designated as Series D Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company and (F) 7,218,787 shares have been designated as Series E Preferred, of which 7,172,414 shares are issued and outstanding and none of which shares are held in the treasury of the Company. Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list of (i) all stockholders of the Company, indicating the number of Company Shares held by each stockholder, and (ii) all holders of Options and Warrants, indicating the number of Company Shares subject to each Option and Warrant. All of the issued and outstanding Company Shares are, and all Company Shares that may be issued upon exercise of Options and Warrants will be, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock, other than the Options and Warrants listed in Section 2.2 of the Disclosure Schedule. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company is not a party to any agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act, of any Company Shares, and the Company is not aware of any such agreements, voting trusts, proxies or understandings among the Company Stockholders.

                   2.3 AUTHORIZATION OF TRANSACTION. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance by the Company of this Agreement and the consummation by the

Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by each of (i) the outstanding Company Shares entitled to vote on this Agreement and the Merger voting together as a class and
(ii) the Company Preferred Stock, other than the Series A-1 Preferred and the Series A-2 Preferred, voting together as a class (collectively, the "Requisite Stockholder Approval"). This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                   2.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or By-laws of the Company, (b) require on the part of the Company or any corporation with respect to which the Company, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary") any filing with, or any permit, authorization, consent or approval of, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a "Governmental Entity"), (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law), other than (i) mechanic's, materialmen's, and similar liens, (ii) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount) ("Ordinary Course of Business") of the Company and not material to the Company.

                   2.5 SUBSIDIARIES. Section 2.5 of the Disclosure Schedule sets forth for each Subsidiary, including The Dodge Group, Limited (the "UK Subsidiary") (a) its name, any changes of name since its date of incorporation and jurisdiction of incorporation, (b) the number of shares of authorized capital stock of each class of its capital stock, (c) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof and the number of shares held by each such holder, (d) the number of shares of its capital stock held in treasury (if any), (e) its directors and officers and (f) with respect to the UK Subsidiary, its registered office and registered number. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified would have a material adverse effect on the assets, business, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole. Each Subsidiary has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer correct and complete copies of the charter and By-laws of each Subsidiary, as amended to date, and, in the case of the UK Subsidiary, the Memorandum and Articles of Association, Certificate of Incorporation or Change of Name, each as amended to date. No Subsidiary is in default under or in violation of any provision of its charter or By-laws. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no out-standing stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary.

                   2.6 FINANCIAL STATEMENTS. The Company has provided to the Buyer (a) the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flows for each of the last three fiscal years for the Company and the Subsidiaries; and (b) the unaudited consolidated balance sheet and statement of income as of and for the quarter ended as of March 31, 1998 (the "Most Recent Fiscal Quarter End"). Such consolidated financial statements (collectively, the

"Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; PROVIDED, HOWEVER, that the Financial Statements referred to in clause (b) above are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

                   2.7 ABSENCE OF CERTAIN CHANGES. Since the Most Recent Fiscal Quarter End, (a) there has not been any material adverse change in the assets, business, financial condition or results of operations of the Company or any Subsidiary, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future, and (b) neither the Company nor any Subsidiary has taken any of the following actions:

                           (1)      issue, sell, deliver or agree or commit to
issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) or authorize the issuance, sale or delivery of, or redeem or repurchase, any stock of any class or any other securities or any rights, warrants or options to acquire any such stock or other securities (except pursuant to the conversion or exercise of convertible securities, Options or Warrants outstanding on the Most Recent Fiscal Quarter End), or amend any of the terms of any such convertible securities, Options or Warrants;

                           (2)      split, combine or reclassify any shares of
its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

                           (3)      create, incur or assume any debt not
currently outstanding (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

                           (4)      enter into, adopt or amend any Employee
Benefit Plan (as defined below) or any employment or severance agreement or arrangement of the type described in Section 2.22(j) or (except for normal increases in the Ordinary Course of Business) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any benefit not required by the terms in effect on the Most Recent Fiscal Quarter End of any existing Employee Benefit Plan (as defined below);

                           (5)      acquire, sell, lease, encumber or dispose of
any assets or property (including without limitation any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

                           (6)      amend its charter, By-laws or Memorandum or
Articles of Association;

                           (7)      change in any material respect its
accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

                           (8)      discharge or satisfy any Security Interest
or pay any obligation or liability other than in the Ordinary Course of Business;

                           (9)      mortgage or pledge any of its property or
assets or subject any such assets to any Security Interest;

                           (10)     sell, assign, transfer or license any
Intellectual Property (as defined below), other than in the Ordinary Course of Business;

                           (11)     enter into, amend, terminate, take or omit
to take any action that would constitute a violation of or default under, or waive any rights under, any material contract or agreement;

                           (12)     make or commit to make any capital
expenditure in excess of $20,000 per item;

                           (13)     take any action or fail to take any action
permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue in any material respect or
(ii) any of the conditions to the Merger set forth in Article IV not being satisfied; or

                           (14)     agree in writing or otherwise to take any of
the foregoing actions.

                  2.8 UNDISCLOSED LIABILITIES. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the balance sheet referred to in clause (b) of Section 2.6 (the "Most Recent Balance Sheet"), (b) liabilities which have arisen since the Most Recent Fiscal Quarter End in the Ordinary Course of Business and which are similar in nature and amount to the liabilities which arose during the comparable period of time in the immediately preceding fiscal period and (c) contractual liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

                   2.9     TAX MATTERS.

                  (a) Each of the Company and the Subsidiaries has filed all Tax Returns (as defined below) that it was required to file and all such Tax Returns were correct and complete in all material respects. Each of the Company and the Subsidiaries has paid all Taxes (as defined below) that are shown to be due on any such Tax Returns. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the date of the Most Recent Balance Sheet do not exceed the accruals and reserves for Taxes set forth on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has any actual or potential liability for any Tax obligation of any taxpayer (including without limitation any affiliated group of corporations or other entities that included the Company or any Subsidiary during a prior period) other than the Company and the Subsidiaries. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any Taxes identified in Section 2.9(a) of the Disclosure Schedule, which Taxes have been duly withheld or collected but are being contested by the Company or any Subsidiary in good faith. For purposes of this Agreement, "Taxes" means all taxes, charges, fees, imposts, rates, dues, levies or other similar assessments or liabilities, including without limitation income, corporation, chargeable gains, pay as you earn, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, customs, import, sales, use, stamp, stamp duty reserve, transfer, capital transfer, inheritance, withholding, employment, national insurance contribution, payroll and franchise taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments, demands or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. For purposes of this Agreement, "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

                  (b) The Company has delivered to the Buyer correct and complete copies of all U.S. federal income and United Kingdom Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary since December 31, 1994. The U.S. federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through 1996. No examination or audit of any Tax Returns of the Company or any Subsidiary by any

Governmental Entity is currently in progress or, to the knowledge of the Company and the Subsidiaries, threatened or contemplated. Neither the Company nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

                  (c) Neither the Company nor any Subsidiary is a "consenting corporation" within the meaning of Section 341(f) of the Internal Revenue Code of 1986 (as amended, the "Code") and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code. Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code. Neither the Company nor any Subsidiary is a party to any Tax allocation or sharing agreement.

                  (d) Neither the Company nor any Subsidiary is or has ever been a member of an "affiliated group" of corporations (within the meaning of Section 1504 of the Code), other than a group of which only the Company and the Subsidiaries are members. Neither the Company nor any Subsidiary has made an election under Treasury Reg. Section 1.1502-20(g). Neither the Company nor any Subsidiary is or has been required to make a basis reduction pursuant to Treasury Reg. Section 1.1502-20(b) or Treasury Reg. Section 1.337(d)-2T(b).

                  (e) The UK Subsidiary has, within the requisite time limits, duly filed all Tax Returns, given all notices, and supplied all other information required to be supplied to the Inland Revenue HM Commissioners of Custom and Excise and/or any other competent fiscal authority in any part of the world and all such information returns and notices were when given or supplied and are now accurate in all material respects and made on a proper basis and are not, so far as the Company and the UK Subsidiary are aware, likely to be the subject of any dispute with any of the relevant authorities concerned. The UK Subsidiary has not entered into or been a party to any scheme or arrangement designed partly or wholly for the purposes of avoiding or deferring taxation, and no scheme or transaction of any nature has been carried out by or proposed in relation to the UK Subsidiary which has given rise or could give rise to a charge of taxation under Part XVII of the Income and Corporation Taxes Act 1988.

                   2.10 ASSETS. Each of the Company and the Subsidiaries owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear). No asset of the Company (tangible or intangible) is subject to any Security Interest.

                   2.11 OWNED REAL PROPERTY. Neither the Company nor any Subsidiary owns or at any time has owned any real property.

                   2.12 INTELLECTUAL PROPERTY. Each of the Company and the Subsidiaries owns, licenses or otherwise has such rights to use, sell or license of all intellectual property rights, including without limitation all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright registrations, computer programs, content and other computer software (including CD-ROMs) in source code and/or object code forms, technology, know-how, trade secrets, proprietary processes and formulae (collectively, "Intellectual Property") used in the conduct of the business of the Company or such Subsidiary as currently conducted. Set forth in Section 2.12 of the Disclosure Schedule is a true and complete listing of (i) all software programs currently marketed or used by the Company or any Subsidiary, whether owned by the Company or such Subsidiary, or licensed from others, indicating which are owned by the Company or any Subsidiary and, for any that are licensed from others, the identity of the licensor, (ii) all registered trademarks and pending applications for trademark registrations of the Company or any Subsidiary, (iii) trademarks that are used in conjunction with software products currently marketed by the Company or any Subsidiary and are licensed from third parties, indicating the identity of the licensor, (iv) registered copyrights and pending applications for copyright registration of the Company or any Subsidiary and (v) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility, model, certificate of invention and design patents, patent applications, registrations and applications for registrations. The Company has delivered or made available to the Buyer correct and complete copies of all such patents, registrations and applications and all licenses and agreements (as amended to date) related to the foregoing which are currently in effect and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership, of, and any claims or disputes relating to, each such item. The rights of the Company and the Subsidiaries to all such Intellectual Property are in full force. Except as set forth in Section 2.12 of the Disclosure Schedule:

                  (a) the Company or the respective Subsidiary has the rights to bring actions for the infringement of its rights to the Intellectual Property necessary to protect such rights in the Intellectual Property and the consummation of the transactions contemplated hereby will not (i) give rise to any right of termination, amendment, renegotiation, cancellation or acceleration with respect to any license or other agreement to use, sell or license such Intellectual Property or (ii) in any way impair any currently existing right of the Company or such Subsidiary, to use, sell or license or to bring any action for the infringement of any of the rights of the Company or such Subsidiary, to the Intellectual Property or any portion thereof;

                  (b) none of the former or present employees, officers or directors of, or consultants to, the Company or any Subsidiary holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property owned by the Company or any Subsidiary; neither the Company nor any Subsidiary licenses from any present or, to the Company's or any Subsidiary's knowledge, former employee, officer, director of, or consultant to, the Company or any Subsidiary any Intellectual Property which is necessary for the business of the Company or any Subsidiary as presently conducted; neither the Company nor any Subsidiary is a party to any employment contract, patent disclosure agreement or any other contract or agreement with any employee or consultant of the Company or any Subsidiary relating to any Intellectual Property other than confidentiality and assignment of inventions agreements disclosed pursuant to Section 2.21 below;

                  (c) each material license and other material agreement with respect to the use of any Intellectual Property currently used in the Company's or any Subsidiary's business is a valid, legally binding obligation of the Company or such Subsidiary and, to the best knowledge of the Company and such Subsidiary, all other parties thereto, enforceable in accordance with its terms, and except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally, and neither the Company nor such Subsidiary is in breach, violation or default thereof (and, to the knowledge of the Company and such Subsidiary, no event has occurred which with the giving of notice or the passage of time or both would constitute such a breach, violation or default of give rise to any right or termination, amendment, renegotiation, cancellation or acceleration under any such license or agreement), and the Company and such Subsidiary has no reason to believe that any other party to any such license or other agreement is in breach, violation or default thereof;

                  (d) the manufacture, marketing, use, sale or licensure of any Intellectual Property in the manner currently used, sold or licensed by the Company or any Subsidiary does not violate any license or agreement between the Company or such Subsidiary and any third party or, to the knowledge of the Company and such Subsidiary, infringe on the rights of any person, nor has such an infringement been alleged within three years preceding the date of this Agreement (other than such as have been resolved); there is not any pending or, to the knowledge of the Company and such Subsidiary, threatened claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any Intellectual Property in the manner in which currently used, sold, licensed or disposed of by the Company or such Subsidiary, nor is there a valid basis for any such claim or litigation, nor has the Company or any Subsidiary received any notice asserting that the proposed use, sale, license or disposition by the Company or any Subsidiary of any of the Intellectual Property of the Company or any Subsidiary conflicts or will conflict with the rights of any other party, nor is there a valid basis for any such assertion; and neither the Company nor any Subsidiary has asserted any claim of infringement, misappropriation or misuse within the past three years; and

                  (e) Neither the Company nor any Subsidiary has agreed to indemnify any person or entity for or against any infringement, misappropriation or other conflict with respect to any item of Intellectual Property.

                  (f) Neither the Company nor any Subsidiary has deposited in an escrow account for the benefit of, or delivered to, any third party the source code for any of its software, and, neither the Company nor any Subsidiary is obligated to do so.

                  (g) All of the software developed by the Company or its Subsidiaries for sale or license to third parties and, to the Company's knowledge, all of the software used by the Company or its Subsidiaries is "year 2000 compliant" in that such software (x) is designed to be used prior to, during and after the calendar year 2000 A.D. and (y) will operate during all times without error relating to date (provided that source data from any feeder systems contain complete and accurate century data).

                   2.13 REAL PROPERTY LEASES. Section 2.13 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company or any Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer correct and complete copies of the leases and subleases (as amended to date) listed in Section 2.13 of the Disclosure Schedule. With respect to each lease and sublease listed in Section 2.13 of the Disclosure
Schedule:

                  (a) the lease or sublease is legal, valid, binding, enforceable and is in full force and effect;

                  (b) the lease or sublease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing;

                  (c) neither the Company nor any Subsidiary and, to the Company's knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (d) there are no material disputes, oral agreements, forbearance or forfeiture programs in effect as to the lease or sublease;

                  (e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                  (f) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                  (g) no construction, alteration or other leasehold improvements work with respect to any facility leased or subleased by the Company or any Subsidiary remains to be paid or performed by the Company or any Subsidiary.

                   2.14 CONTRACTS. Section 2.14 of the Disclosure Schedule lists the following written arrangements (including without limitation written agreements) to which the Company or any Subsidiary is a party and which is currently in effect:

                  (a) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $20,000 per annum;

                  (b) any written arrangement (or group of related written arrangements) for the purchase or sale of raw materials, commodities, supplies, products or other personal property or for the furnishing or receipt of services
(i) which calls for performance over a period of more than one year, (ii) which involves more than the sum of $20,000, or (iii) in which the Company or any Subsidiary has granted manufacturing rights, "most favored nation" pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

                  (c) any written arrangement establishing a partnership or joint venture;

                  (d) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $20,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

                  (e) any written arrangement concerning confidentiality, nonsolicitation or noncompetition (other than the Company's standard form of confidentiality, nonsolicitation and noncompetition agreement with its employees, a copy of which has been delivered to the Buyer);

                  (f) any written arrangement involving any of the Company Stockholders or their affiliates ("Affiliates"), as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

                  (g) any other written arrangement (or group of related written arrangements) either involving more than $20,000 or not entered into in the Ordinary Course of Business.

The Company has delivered to the Buyer a correct and complete copy of each written arrangement (as amended to date) listed in Section 2.14 of the Disclosure Schedule. With respect to each written arrangement so listed: (i) the written arrangement is legal, valid, binding and enforceable and is in full force and effect; (ii) the written arrangement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and (iii) no party is in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute such a breach or default or permit termination, modification, or acceleration, under the written arrangement. Neither the Company nor any Subsidiary is a party to any oral contract, agreement or other arrangement which, if reduced to written form, would be required to be listed in Section 2.14 of the Disclosure Schedule under the terms of this Section 2.14.

                   2.15 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the Most Recent Fiscal Quarter End are valid receivables subject to no setoffs or counterclaims and are collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet.

                   2.16 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

                   2.17 INSURANCE. Section 2.17 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including fire, theft, casualty, general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years:

                  (a) the name of the insurer, the name of the policyholder and the name of each covered insured;

                  (b)      the policy number and the period of coverage;

                  (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(i) Each such insurance policy is enforceable and in full force and effect; (ii) such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; (iii) neither the Company nor any Subsidiary is in breach or default in any material respect (including with respect to the payment of premiums or the giving of notices) under such policy, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under such policy; and (iv) neither the Company nor any Subsidiary has received any notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general. The Company and the Subsidiaries, taken as a whole, have not incurred more than $20,000 of losses, damages, expenses and liabilities covered by such insurance policies for which they have not properly asserted claims under such policies.

                   2.18 LITIGATION. Section 2.18 of the Disclosure Schedule identifies, and contains a brief description of, (a) any unsatisfied judgment, order, decree, stipulation or injunction and (b) any claim, complaint, action, suit, proceeding, demand, hearing or investigation of or in any Governmental Entity or before any arbitrator to which the Company or any Subsidiary is a party or, to the knowledge of the Company, is threatened to be made a party. None of the complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2.18 of the Disclosure Schedule could have a material adverse effect on the assets, business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole.

                   2.19 PRODUCT WARRANTY. No product manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return or other indemnity beyond the applicable standard terms and conditions of sale or lease, which are set forth in Section
2.19 of the Disclosure Schedule. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements; and neither the Company nor any Subsidiary knows of any reason why such expenses relating to products marketed, sold or licensed by the Company (in the form in which such products have been marketed, sold or licensed at or before the Effective Time) should significantly increase as a percentage of sales in the future.

                   2.20 EMPLOYEES AND CONSULTANTS. Section 2.20 of the Disclosure Schedule contains a list of all employees of, and consultants to, the Company and each Subsidiary, along with the position and the annual rate of compensation of each such person and, in the case of employees of the UK Subsidiary, the notice period and date of commencement of continuous employment for the purposes of the Employment Rights Act of 1996. Each such employee or consultant has entered into a confidentiality/assignment of inventions agreement with the Company or a Subsidiary, a copy of which has previously been delivered to the Buyer. To the knowledge of the Company, no key employee, group of employees or key consultant has any plans to terminate employment with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or represented by any labor union, works council, staff association or other body representing employees, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary. There are no outstanding negotiations relating to wages, salaries, bonuses or employee benefits of any kind between the Company or any Subsidiary and any employee. The contract of employment of each employee of the UK Subsidiary may be terminated by the UK Subsidiary without damages or compensation (other than that payable by statute or under case law) by giving at any time the minimum period of notice applicable to that contract which is specified in the Employment Rights Act 1996 or as specified in the applicable employment agreement as set forth on Schedule 2.20.


                   2.21    EMPLOYEE BENEFITS.

                  (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by the Company, any Subsidiary, or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Company or a Subsidiary. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for the last three plan years for each Employee Benefit Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to such Employee Benefit Plan and has made all required contributions thereto. The Company and all Employee Benefit Plans are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

                  (b) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any material liability.

                  (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost.

                  (d) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

                  (e) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under
Section 4980B of the Code and insurance conversion privileges under state law.

                  (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by the Company, any Subsidiary or any ERISA Affiliate that would subject the Company, any Subsidiary or any ERISA Affiliate to any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code.

                  (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

                  (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Employee Benefit Plan.

                  (j) Section 2.21(j) of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of the Company or any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

                  (k) There are no claims against the Company or any Subsidiary under the Transfer of Undertakings (Protection of Employment) regulations 1981 or the Acquired Rights Directive.

                   2.22    ENVIRONMENTAL MATTERS.

                  (a) Each of the Company and the Subsidiaries has complied in all material respects with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company and the Subsidiaries, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary. For purposes of this Agreement, "Environmental Law" means any federal, state, or local or foreign law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers; (vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. As used above, the terms "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Compensation, Liability and Response Act of 1980 ("CERCLA").

                  (b) There have been no releases of any Materials of Environmental Concern (as defined below) into the environment at any parcel of real property or any facility formerly or currently owned, operated or controlled by the Company or a Subsidiary. With respect to any such releases of Materials of Environmental Concern, the Company or such Subsidiary has given all required notices to Governmental Entities (copies of which have been provided to the Buyer). Neither the Company nor any Subsidiary is aware of any releases of Materials of Environmental Concern at parcels of real property or facilities other than those owned, operated or controlled by the Company or a Subsidiary that could reasonably be expected to have an impact on the real property or facilities owned, operated or controlled by the Company or a Subsidiary. For purposes of this Agreement,

"Materials of Environmental Concern" means any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the federal Resources Conservation and Recovery Act), toxic materials, oil or petroleum and petroleum products, or any other material subject to regulation under any Environmental Law.

                  (c)      Set forth in Section 2.22(c) of the Disclosure
Schedule is a list of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. Complete and accurate copies of each such report, or the results of each such investigation or audit, have been provided to the Buyer.

                   2.23 LEGAL COMPLIANCE. Each of the Company and the Subsidiaries, and the conduct and operations of their respective businesses, are in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which
(a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to the Company or such Subsidiary or business, except for any violation of or default under a law referred to in clause (b) above which reasonably may be expected not to have a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole. The UK Subsidiary has complied with the provisions of the Companies Act and all returns, particulars, resolutions and other documents required under any legislation to be delivered on behalf of the UK Subsidiary to the Registrar of Companies have been properly made and delivered on or before the applicable due date, except for any violation of or default under a law which reasonably may be expected not to have a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole.

                   2.24 PERMITS. Section 2.24 of the Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (including without limitation those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property) ("Permits") issued to or held by the Company or any Subsidiary. Such listed Permits are the only Permits that are required for the Company and the Subsidiaries to conduct their respective businesses as presently conducted, except for those the absence of which would not have any material adverse effect on the assets, business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole. Each such Permit is in full force and effect and, to the best of the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect following the Closing.

                   2.25 CERTAIN BUSINESS RELATIONSHIPS WITH AFFILIATES. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to the Company or any Subsidiary. Section 2.25 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which are reflected in the statements of operations of the Company included in the Financial Statements.

                   2.26 BROKERS' FEES. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                   2.27 BOOKS AND RECORDS. The minute books and other similar records of the Company and each Subsidiary contain true and complete records of all actions taken at any meetings of the Company's or such Subsidiary's stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary.

                   2.28 CUSTOMERS. To the best knowledge of the Company, no unfilled customer order or commitment obligating the Company or any Subsidiary to process, manufacture or deliver products or perform services will result in a loss to the Company or any Subsidiary upon completion of performance. No material customer of the Company or any Subsidiary has indicated within the past year that it will (i) stop licensing technology or products from them or (ii) materially decrease the rate or amount of services purchased from them. Section
2.28 of the Disclosure Schedule sets forth a list of each customer that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Fiscal Quarter End and the amount of revenues accounted for by such customer during each such period.

                   2.29    COMPANY ACTION.

                  (a) The Board of Directors of the Company, at a meeting duly called and held, has by the unanimous vote of all directors present (i) determined that the Merger is fair and in the best interests of the Company and its stockholders, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law and approved the transactions contemplated by this Agreement, and (iii) directed that this Agreement and the Merger be submitted to the

Company Stockholders for their adoption and approval and resolved to recommend that Company Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger.

                  (b) The holders of shares of the Series E Preferred representing not less than 95% of the votes represented by the outstanding shares of Series E Preferred entitled to vote on this Agreement, voting separately as a class, have, by written action, (i) adopted this Agreement and approved the Merger and (ii) elected under Section B(2)(c) of Article FOURTH of the Company's Restated Certificate of Incorporation to have the Merger be deemed to be a liquidation for the purposes of the distribution of the Merger Shares. The holders of each class or series of Company Shares other than the Series E Preferred representing not less than a majority of the votes represented by the outstanding shares of each such class or series entitled to vote on this Agreement, voting separately as a class or series, have, by written action, adopted this Agreement and approved the Merger.


                  (c) Each of the Initial Bridge Note Holders and the Subsequent Bridge Note Holders have agreed to the provisions of Section 1.17 of this Agreement.

                   2.30 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Company pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

         Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company as follows:

                   3.1 ORGANIZATION. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Each of the Buyer and the Transitory Subsidiary are duly qualified to conduct business and are in corporate and tax good standing under the laws of each jurisdiction in which the failure to be so qualified would have a material adverse effect on the assets, business, financial condition or results of operations of the Buyer and the Transitory Subsidiary, taken as a whole.

                   3.2 CAPITALIZATION. The authorized capital stock of the Buyer consists of 50,000,000 shares of Buyer Common Stock, of which 16,506,753 shares were issued and outstanding and no shares were held in the treasury of the Buyer as of March 31, 1998. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Merger Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. As of June 12, 1998, no shares of Buyer Common Stock were issuable pursuant to outstanding or authorized options or warrants other than (i) 831,005 shares of Buyer Common Stock issuable pursuant to the 1992 Stock Option Plan of the Buyer, of which 29,175 shares had been issued, options for an aggregate of 801,830 shares were outstanding as of such date, (ii) 1,875,000 shares of Buyer Common Stock issuable pursuant to the 1997 Stock Incentive Plan of the Buyer, of which no shares had been issued and options for an aggregate of 195,275 shares were outstanding as of such date, (iii) 150,000 shares of Buyer Common Stock issuable pursuant to the 1997 Director Stock Option Plan of the Buyer, of which no shares had been issued and options for an aggregate of 45,000 shares were outstanding as of such date, (iv) 300,000 shares of Buyer Common Stock issuable pursuant to the 1997 Employee Stock Purchase Plan of the Buyer, of which no shares had been issued as of such date, and (v) warrants to purchase an aggregate of 93,773 shares of Buyer Common Stock.

                   3.3 AUTHORIZATION OF TRANSACTION. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and (in the case of the Buyer) the Escrow Agreement by the Buyer and the Transitory Subsidiary and the performance of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer and the Transitory Subsidiary have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

                   3.4 NONCONTRAVENTION. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act, and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery of this Agreement or (in the case of the Buyer) the Escrow Agreement by the Buyer or the Transitory Subsidiary, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will
(a) conflict or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer or Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

                   3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished to the Company complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission ("SEC"), and (b) all other reports filed by the Buyer under Section 13 of the Exchange Act with the SEC since December 31, 1997 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 of the Exchange Act with the SEC since December 31, 1997. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Buyer Reports comply as to form in all material respects with the requirements of the Exchange Act and the published rules and regulations of the SEC with respect thereto, and the audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Buyer.

                   3.6 ABSENCE OF MATERIAL ADVERSE CHANGES. Since March 31, 1998, there has not been any material adverse change in the assets, business, financial condition or results of operations of the Buyer, nor has there occurred any event or development which could reasonably be foreseen to result in such a material adverse change in the future.

                   3.7 BROKERS' FEES. Neither the Buyer nor the Transitory Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                   3.8 DISCLOSURE. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the any document, certificate or other instrument delivered to or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.


                                   ARTICLE IV

                      CONDITIONS TO CONSUMMATION OF MERGER


                   4.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement and the Merger shall have received the Requisite Stockholder Approval;

                  (b) no action, suit or proceeding shall be pending or threatened by or before any Governmental Entity wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) materially affect adversely the right of the Buyer to own, operate or control any of the assets and operations of the Surviving Corporation and the Subsidiaries following the Merger, and no such judgment, order, decree, stipulation or injunction shall be in effect; and

                  (c) the Merger Shares shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

                   4.2 CONDITIONS TO OBLIGATIONS OF THE BUYER AND THE TRANSITORY SUBSIDIARY. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the holders of shares of the Series E Preferred representing not less than 95% of the votes represented by the outstanding shares of Series E Preferred entitled to vote on this Agreement, voting separately as a class, shall have, by written action, (i) adopted this Agreement and approved the Merger and (ii) elected under Section B(2)(c) of Article FOURTH of the Company's Restated Certificate of Incorporation to have the Merger be deemed to be a liquidation for the purposes of the distribution of the Merger Shares; and the holders of each class or series of Company Shares other than the Series E Preferred representing not less than a majority of the votes represented by the outstanding shares of each such class or series entitled to vote on this Agreement, voting separately as a class or series, shall have, by written action, adopted this Agreement and approved the Merger;

                  (b) the Company and the Subsidiaries shall have obtained at their expense all of the waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and effected all such registrations, filings and notices with or to third parties and Governmental Entities, as may be required by or with respect to the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (including without limitation those listed in Section 2.4 and Section
2.24 of the Disclosure Schedule);

                  (c) the Buyer and the Transitory Subsidiary shall have received from counsel to the Company an opinion with respect to the matters set forth in EXHIBIT B attached hereto, addressed to the Buyer and the Transitory Subsidiary and dated as of the Closing Date;

                  (d) the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Effective Time, of each director and officer of the Company and the Subsidiaries specified by the Buyer;

                  (e) all actions to be taken by the Company in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary;

                  (f) the Buyer shall be reasonably satisfied that each Company Stockholder receiving Merger Shares and each Initial Bridge Note Holder who is a "U.S. person" (as defined in Regulation S promulgated under the Securities Act ("Regulation S")) is an "Accredited Investor" as such term is defined under Rule 501(a) promulgated under the Securities Act;

                  (g) the Buyer shall have received a representation letter in the form of EXHIBIT C attached hereto from each Company Stockholder receiving Merger Shares and each Initial Bridge Note Holder who is not a U.S. person (as defined in Regulation S);

                  (h) each of the Initial Bridge Note Holders and the Subsequent Bridge Note Holders shall have agreed in writing to the provisions of
Section 1.17 of this Agreement, and the Company shall have received the Initial Bridge Notes and the Subsequent Bridge Notes for cancellation; and

                  (i) each of Jeremy Wood and John Allen shall have agreed in writing that all Options held by them shall terminate as of the Effective Time.

                   4.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

                  (a) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion with respect to the matters set forth in EXHIBIT D attached hereto, addressed to the Company and dated as of the Closing Date; and

                  (b) all actions to be taken by the Buyer and the Transitory Subsidiary in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company.


                                   ARTICLE V

                                 INDEMNIFICATION


                   5.1 INDEMNIFICATION. The Company Stockholders shall indemnify the Surviving Corporation and the Buyer (the "Indemnified Persons") in respect of, and hold the Indemnified Persons harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Indemnified Persons or any Affiliate thereof ("Damages"):

                  (a) resulting from, relating to or constituting any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement; or

                  (b) resulting from any claim by a stockholder or former stockholder of the Company, or any other person, firm, corporation or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company.

                   5.2     METHOD OF ASSERTING CLAIMS.

                  (a) All claims for indemnification by an Indemnified Person pursuant to this Article V shall be made in accordance with the provisions of the Escrow Agreement, except for third party claims, which shall be made in accordance with the provisions of this Article V and the Escrow Agreement.

                  (b) If a licensor, licensee or customer of the Company asserts that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article V, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Person shall be entitled to satisfy such obligation, without consent from the Indemnification Representatives, provided that the Indemnified Person provides prior written notice to the Indemnification Representatives, (ii) such Indemnified Person may make a claim for indemnification pursuant to this Article V in accordance with the provisions of the Escrow Agreement, and (iii) such Indemnified Person shall be reimbursed, in accordance with the provisions of the Escrow Agreement, for any such Damages for which it is entitled to indemnification pursuant to this Article V (subject to the right of the Indemnification Representatives to dispute the Indemnified Person's entitlement to indemnification under the terms of this Article V).

                  (c) The Indemnified Person shall give prompt written notification to the Indemnification Representatives of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this Article V may be sought; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnification Representatives shall relieve the Company Stockholders of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnification Representatives may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person, provided the Indemnification Representatives acknowledge in writing to the Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Person in connection with such action, suit or proceeding constitute Damages for which the Indemnified Person shall be entitled to indemnification pursuant to this Article V. If the Indemnification Representatives do not so assume control of such defense, the Indemnified Person shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the Indemnification Representatives assume control of such defense and the Indemnified Person is advised by counsel in writing that the indemnifying parties and the Indemnified Person have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the Indemnified Person shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnification Representatives, which shall not be unreasonably withheld. The Indemnification Representatives shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnified Person, which shall not be unreasonably withheld.

                   5.3 SURVIVAL. The representations and warranties of the Company set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until twelve months after the Closing Date and shall not be affected by any examination made for or on behalf of the Buyer or the knowledge of any of the Buyer's officers, directors, stockholders, employees or agents. If a notice is given in accordance with the Escrow Agreement before expiration of such period, then (notwithstanding the expiration of such time period) the representation or warranty applicable to such claim shall survive until, but only for purposes of, the resolution of such claim.

                   5.4 LIMITATIONS. Notwithstanding anything to the contrary herein, (a) the sole and exclusive remedy of the Indemnified Persons for Damages under this Article V shall be the recovery of the Escrow Shares in accordance with the terms of the Escrow Agreement, and (b) the Indemnified Persons shall not be entitled to any recovery under this Article V for any Damages unless and until the aggregate Damages exceed $100,000 (at which point the Company Stockholders shall become liable for the aggregate Damages (subject to clause
(a) above), and not just amounts in excess of $100,000). Except with respect to claims based on fraud, the rights of the Indemnified Persons under this Article V shall be the exclusive remedy of the Indemnified Persons with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Company contained in this Agreement (provided that nothing contained in this Agreement shall limit or restrict any right or remedy the Buyer or the Surviving Corporation may have under any Environmental Law). No Company Stockholder shall have any right of indemnification or contribution against the

Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements, and each Company Stockholder hereby specifically waives any rights thereto.


                                   ARTICLE VI

                               REGISTRATION RIGHTS


                   6.1 REGISTRATION OF SHARES. Within 10 days after the Buyer becomes eligible to file a Registration Statement on Form S-3 (or any successor form relating to secondary offerings), the Buyer shall prepare and file with the SEC, a registration statement on Form S-3 covering the resale to the public by the Company Stockholders of the Merger Shares and by the Initial Bridge Note Holders of the Note Repayment Shares (the "Resale Registration Statement"). The Buyer shall use its best efforts to cause the Resale Registration Statement to be declared effective by the SEC as soon as practicable after filing with the SEC. The Buyer shall cause the Resale Registration Statement to remain effective until the date twelve months after the effective date of such Resale Registration Statement (subject to extension for any period during which the Buyer has suspended the Resale Registration Statement pursuant to Section 6.3(a)) or such earlier time as all of the Merger Shares and all of the Note Repayment Shares covered by the Resale Registration Statement have been sold pursuant thereto.

                   6.2     INCIDENTAL REGISTRATION.

                  (a) Whenever the Buyer proposes to file a registration statement with the SEC for a public offering and sale of securities of the Buyer (other than the Resale Registration Statement or a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) at any time on or before the filing of the Resale Registration Statement pursuant to
Section 6.1, it will, prior to such filing, give written notice to all Company Stockholders and Initial Bridge Note Holders of its intention to do so. Upon the written request of a Company Stockholder or Initial Bridge Note Holder given within 20 days after the Buyer provides such notice (which request shall state the intended method of disposition of such Merger Shares and Note Repayment Shares ), the Buyer shall use its best efforts to cause all Merger Shares and Note Repayment Shares which the Buyer has been requested by such Company Stockholder(s) or Initial Bridge Note Holder(s) to register to be registered under the Securities Act to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Company Stockholder(s) or Initial Bridge Note Holder(s); provided that the Buyer shall have the right to postpone or withdraw any registration effected pursuant to this Section 6.2 without obligation to any Company Stockholder or Initial Bridge Note Holder.

                  (b) If the registration for which the Buyer gives notice pursuant to Section 6.2(a) is a registered public offering involving an underwriting, the Buyer shall so advise the Company Stockholders and Initial Bridge Note Holders as a part of the written notice given pursuant to Section 6.2(a). In such event, the right of any Company Stockholder or Initial Bridge Note Holder to include its Merger Shares or Note Repayment Shares in such registration pursuant to Section 6.2(a) shall be conditioned upon such Company Stockholder's or Initial Bridge Note Holder's participation in such underwriting on the terms set forth herein. All Company Stockholders and Initial Bridge Note Holders proposing to distribute their securities through such underwriting shall (together with the Buyer, other Company Stockholders and Initial Bridge Note Holders, other stockholders of the Buyer and any officers or directors distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for the underwriting by the Buyer. Notwithstanding any other provision of this Section 6.2, if the managing underwriter determines that the inclusion of all shares of Buyer Common Stock requested to be registered would adversely affect the offering, the Buyer may limit the number of shares of Buyer Common Stock to be included in the registration and underwriting. The Buyer shall so advise all holders of shares of Buyer Common Stock requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated in the following manner. The securities of the Buyer held by officers and directors of the Buyer (other than Merger Shares and Note Repayment Shares) shall be excluded from such registration and underwriting to the extent deemed advisable by the managing underwriter, and, if a further limitation on the number of shares is required, the number of shares that may be included in such registration and underwriting shall be allocated among all Company Stockholders, Initial Bridge Note Holders and other stockholders of the Buyer and requesting registration in proportion, as nearly as practicable, to the respective number of shares of Common Stock (including Merger Shares and Note Repayment Shares) which they held at the time the Buyer gives the notice specified in Section 6.2(a). If any Company Stockholder, Initial Bridge Note Holder or other stockholder of the Buyer would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting Company Stockholders, Initial Bridge Note Holders and other stockholders of the Buyer pro rata in the manner described in the preceding sentence. If any Company Stockholder, Initial Bridge Note Holder, other stockholder of the Buyer or any officer or director disapproves of the terms of any such underwriting, such person may elect to withdraw therefrom by written notice to the Buyer, and any shares of Buyer Common Stock (including any Merger Shares or Note Repayment Shares) excluded or withdrawn from such underwriting shall be withdrawn from such registration.

                   6.3     LIMITATIONS ON REGISTRATION RIGHTS.

                  (a) The Buyer may, by written notice to the Company Stockholders and the Initial Bridge Note Holders, (i) delay the filing or effectiveness of the Resale Registration Statement or any other registration statement under the Securities Act relating to the Merger Shares or the Note Repayment Shares (each, including the Resale Registration Statement, a "Registration Statement") (ii) suspend any Registration Statement after effectiveness and require that the Company Stockholders and Initial Bridge Note Holders immediately cease sales of shares pursuant to such Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities, (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with any Registration Statement would require disclosure of such activity, transaction, preparations or negotiations or (C) with respect to the Resale Registration Statement, the Buyer becomes ineligible for use of a Form S-3 (as presently in effect) for any reason other than the late filing of any report required to be filed by the Buyer with the SEC in accordance with the Exchange Act. The Buyer hereby agrees that, until such time as the Resale Registration Statement has been declared effective by the SEC, the Buyer will timely file all reports required to be filed by it with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder.

                  (b) If the Buyer delays or suspends a Registration Statement or requires the Company Stockholders and the Initial Bridge Note Holders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of such Registration Statement and/or give written notice to all Company Stockholders and the Initial Bridge Note Holders authorizing them to resume sales pursuant to such Registration Statement. If as a result thereof the prospectus included in such Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Company Stockholders and the Initial Bridge Note Holders given pursuant to this paragraph (b), and the Company Stockholders and the Initial Bridge Note Holders shall make no offers or sales of shares pursuant to such Registration Statement other than by means of such revised prospectus.

                   6.4     REGISTRATION PROCEDURES.

                  (a) In connection with the filing by the Buyer of a Registration Statement, the Buyer shall furnish to each Company Stockholder and each Initial

Bridge Note Holder a copy of the prospectus in conformity with the requirements of the Securities Act.

                  (b) The Buyer shall use its best efforts to register or qualify the Merger Shares and the Note Repayment Shares covered by a Registration Statement under the securities laws of such states as the Company Stockholders and the Initial Bridge Note Holders shall reasonably request; PROVIDED, HOWEVER, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

                  (c) If the Buyer has delivered preliminary or final prospectuses to the Company Stockholders and the Initial Bridge Note Holders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Company Stockholders and the Initial Bridge Note Holders and, if reasonably requested by the Buyer, the Company Stockholders and the Initial Bridge Note Holders shall immediately cease making offers or sales of shares under the applicable Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Company Stockholders and the Initial Bridge Note Holders with revised prospectuses and, following receipt of the revised prospectuses, the Company Stockholders and the Initial Bridge Note Holders shall be free to resume making offers and sales under such Registration Statement.

                  (d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VI, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Company Stockholders or the Initial Bridge Note Holders in connection with sales under a Registration Statement and (ii) the fees and expenses of any counsel retained by Company Stockholders or the Initial Bridge Note Holders.

                   6.5 REQUIREMENTS OF COMPANY STOCKHOLDERS AND INITIAL BRIDGE NOTE HOLDERS. The Buyer shall not be required to include any Merger Shares or Note Repayment Shares in a Registration Statement unless:

                  (a) the Company Stockholder or Initial Bridge Note Holder owning such shares furnishes to the Buyer in writing such information regarding such Company Stockholder or Initial Bridge Note Holder and the proposed sale of Merger Shares or Note Repayment Shares by such Company Stockholder or Initial bridge Note Holder as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities;

                  (b) such Company Stockholder or Initial Bridge Note Holder shall have provided to the Buyer its written agreement:

                           (1)      to indemnify the Buyer and each of its
directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in such Registration Statement made in reliance upon, or in conformity with, a written statement by such Company Stockholder or Initial Bridge Note Holder furnished pursuant to this Section 6.5; and

                           (2)      to report to the Buyer sales made pursuant
to such Registration Statement .

                   6.6 INDEMNIFICATION. The Buyer agrees to indemnify and hold harmless each Company Stockholder and each Initial Bridge Note Holder whose shares are included in a Registration Statement and each of its directors, officers and partners against any losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees) to which such Company Stockholder or Initial Bridge Note Holder or such directors, officers or partners may become subject by reason of any untrue statement of a material fact contained in such Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of a Company Stockholder or Initial Bridge Note Holder for use in such Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 6.6.

                   6.7 ASSIGNMENT OF RIGHTS. A Company Stockholder or Initial Bridge Note Holder may not assign any of its rights under this Article VI except in connection with the transfer of some or all of his or her Merger Shares or Note Repayment Shares, respectively, to a child or spouse, or trust for their benefit, PROVIDED each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VI. Any Registration Statement shall, however, contemplate the distribution of Merger Shares and Note Repayment Shares by a Company Stockholder or Initial Bridge Note Holder, respectively, to its general or limited partners and provide for the sale of such Merger Shares or Initial Bridge Note Shares by such general or limited partners during the period for which such Registration Statement shall remain effective, provided that such general or limited partners shall agree in writing to be bound by the provisions of this Article VI.

                                   ARTICLE VII

                                   DEFINITIONS


         For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.


         Defined Term                                            Section
         ------------                                            -------

Affiliate                                                        2.14(f)
Buyer                                                            Introduction
Buyer Common Stock                                               1.5(a)(7)
Buyer Option Plan                                                1.11(d)
Buyer Reports                                                    3.5
CERCLA                                                           2.22(a)
Certificate of Merger                                            1.1
Certificates                                                     1.7(a)
Closing                                                          1.2
Closing Date                                                     1.2
Code                                                             2.9(c)
Company                                                          Introduction
Company Common Stock                                             1.5(a)(1)
Company Preferred Stock                                          1.5(a)(7)
Company Shares                                                   1.5(a)
Company Stockholder                                              1.5(a)
Damages                                                          5.1
Disclosure Schedule                                              Article II
Dissenting Shares                                                1.6(a)
Effective Time                                                   1.1
Employee Benefit Plan                                            2.21(a)
Environmental Law                                                2.22(a)
ERISA                                                            2.21(a)
ERISA Affiliate                                                  2.21(a)
Escrow Agreement                                                 1.3
Escrow Agent                                                     1.3
Escrow Shares                                                    1.5(a)
Exchange Act                                                     2.14(f)
Exchange Agent                                                   1.3
Financial Statements                                             2.6
First Initial Bridge Notes                                       1.17(a)
GAAP                                                             2.6
Governmental Entity                                              2.4
Indemnification Representatives                                  1.3




Indemnified Persons                                              5.1
Initial Bridge Note Holders                                      1.17(a)
Initial Bridge Notes                                             1.17(a)
Initial Shares                                                   1.5(a)
Intellectual Property                                            2.12
Management Options                                               1.11(e)
Materials of Environmental Concern                               2.22(b)
Merger                                                           1.1
Merger Shares                                                    1.5(a)
Most Recent Balance Sheet                                        2.8
Most Recent Fiscal Quarter End                                   2.6
New Employee Options                                             1.11(d)
New Option Exercise Price                                        1.11(d)
New Performance Options                                          1.11(e)
Note Repayment Price                                             1.17(b)
Note Repayment Shares                                            1.17(a)
Options                                                          1.11(a)
Ordinary Course of Business                                      2.4
Party                                                            Introduction
Permit                                                           2.24
Regulation S                                                     4.2(g)
Registration Statement                                           6.3(a)
Requisite Stockholder Approval                                   2.3
Resale Registration Statement                                    6.1
SEC                                                              3.5
Securities Act                                                   1.11(c)
Security Interest                                                2.4
Series A-1 Preferred                                             1.5(a)(2)
Series A-2 Preferred                                             1.5(a)(3)
Series B Preferred                                               1.5(a)(4)
Series C Preferred                                               1.5(a)(5)
Series D Preferred                                               1.5(a)(6)
Series E Conversion Ratio                                        1.5(a)(7)
Series E Preferred                                               1.5(a)(7)
Subsequent Bridge Note Holders                                   1.17(b)
Subsequent Bridge Notes                                          1.17(b)
Subsidiary                                                       2.4
Surviving Corporation                                            1.1
Taxes                                                            2.9(a)
Tax Returns                                                      2.9(a)
Transitory Subsidiary                                            Introduction
UK Subsidiary                                                    2.5
Warrants                                                         1.11(f)


                                   ARTICLE VIII

                                  MISCELLANEOUS


                   8.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of the other Parties; PROVIDED, HOWEVER, that the Buyer may make any public disclosure it believes in good faith is required by law or regulation (in which case the Buyer shall advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

                   8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (a) the provisions in Article I concerning issuance of the Merger Shares and Article VI concerning registration rights are intended for the benefit of the Company Stockholders.

                   8.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

                   8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

                   8.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                   8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                   8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Company:                      Copy to:
     ------------------                      --------

     The Dodge Group, Inc.                   Brobeck, Phleger & Harrison LLP
     Burgoine House                          1633 Broadway, 47th Floor
     Lower Teddington Road                   New York, NY 10019
     Kingston Upon Thames                    Attention: Ellen B. Corenswet, Esq.
     Surrey, KT1 4ER
     United Kingdom
     Attention: Mr. Alan Hambrook


     If to the Buyer:                        Copy to:
     ----------------                        --------

     FlexiInternational Software, Inc.       Hale and Dorr LLP
     Two Enterprise Drive                    60 State Street
     Shelton, CT 06484                       Boston, MA 02109
     Attention: President                    Attention: John K.P. Stone, Esq.


     If to the Transitory Subsidiary:        Copy to:
     --------------------------------        --------

     Princess Acquisition Corporation        Hale and Dorr LLP
     c/o FlexiInternational Software,        60 State Street
       Inc.                                  Boston, MA 02109
     Two Enterprise Drive                    Attention: John K.P. Stone, Esq.
     Shelton, CT 06484
     Attention: President


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                   8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

                   8.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time; PROVIDED, HOWEVER, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to the restrictions contained in the Delaware General

Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                   8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                   8.11 EXPENSES. Except as set forth in Section 6.4(d) and in the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, HOWEVER, that if the Merger is consummated, the Company and the Subsidiaries shall not incur more than an aggregate of $100,000 in legal and accounting fees and expenses in connection with the Merger, and any fees and expenses incurred by the Company or its Subsidiaries in excess of such amount shall be recovered by the Buyer pursuant to the Escrow Agreement without regard to the provisions of the first sentence of Section 5.4.

                   8.12 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that one or more of the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions of Section 8.13), in addition to any other remedy to which it may be entitled, at law or in equity.

                  8.13 SUBMISSION TO JURISDICTION. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the State of Connecticut in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 8.7. Nothing in this Section 8.13, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

                   8.14 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

                   8.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.




                                        FLEXIINTERNATIONAL SOFTWARE, INC.



                                        By: /s/ Jennifer V. Cheng
                                            ----------------------------------
                                            Jennifer V. Cheng
                                            Title: President



                                        PRINCESS ACQUISITION  CORPORATION


                                        By: /s/ Stefan R. Bothe
                                            ----------------------------------
                                            Stefan R. Bothe
                                            Title: President



                                        THE DODGE GROUP, INC.


                                        By: /s/ Alan Hambrook
                                            ----------------------------------
                                            Alan Hambrook
                                            Title: Chief Executive Officer

         The undersigned, being the duly elected Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.


                                             /s/ Jennifer V. Cheng
                                             ---------------------------------
                                             Jennifer V. Cheng
                                             Secretary


         The undersigned, being the duly elected Secretary of the Company, hereby certifies that this Agreement has been adopted by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.


                                             /s/ Mark Broadhead
                                             --------------------------------
                                             Mark Broadhead
                                             Secretary

                      SCHEDULE 1.11(c) NEW EMPLOYEE OPTIONS



--------------------------------------------------------------------------------
NAME                                                      NEW EMPLOYEE OPTIONS
--------------------------------------------------------------------------------

A. Hambrook                                                     23,070
--------------------------------------------------------------------------------
N. Deacon                                                        5,229
--------------------------------------------------------------------------------
S. Turner                                                        4,229
--------------------------------------------------------------------------------
M. Broadhead                                                     4,229
--------------------------------------------------------------------------------
J. Mason                                                         4,229
--------------------------------------------------------------------------------
M. Newton                                                        4,229
--------------------------------------------------------------------------------
D. Edwards                                                         923
--------------------------------------------------------------------------------
B. Hawkins                                                         488
--------------------------------------------------------------------------------
D. Janssen                                                         615
--------------------------------------------------------------------------------
R. Gupta                                                           615
--------------------------------------------------------------------------------
R. Davies                                                          461
--------------------------------------------------------------------------------
B. Pirkle                                                          461
--------------------------------------------------------------------------------
K. Webb                                                            165
--------------------------------------------------------------------------------
G. Jordan                                                          161
--------------------------------------------------------------------------------
M. Williamson                                                      154
--------------------------------------------------------------------------------
J. Absolum                                                         154
--------------------------------------------------------------------------------
J. Barons                                                           77
--------------------------------------------------------------------------------
A. Francis                                                          77
--------------------------------------------------------------------------------
C. Hall                                                             77
--------------------------------------------------------------------------------
C. May                                                              77
--------------------------------------------------------------------------------
R. Thompson                                                        154
--------------------------------------------------------------------------------
S. Russell                                                         123
--------------------------------------------------------------------------------






                                    1.11(c)-1

                    SCHEDULE 1.11(d) NEW PERFORMANCE OPTIONS


--------------------------------------------------------------------------------
NAME                                                    NEW PERFORMANCE OPTIONS
--------------------------------------------------------------------------------

A. Hambrook                                                     23,070
--------------------------------------------------------------------------------
N. Deacon                                                        5,229
--------------------------------------------------------------------------------
S. Turner                                                        4,229
--------------------------------------------------------------------------------
M. Broadhead                                                     4,229
--------------------------------------------------------------------------------
J. Mason                                                         4,229
--------------------------------------------------------------------------------
M. Newton                                                        4,229
--------------------------------------------------------------------------------
D. Edwards                                                         923
--------------------------------------------------------------------------------
B. Hawkins                                                         488
--------------------------------------------------------------------------------
D. Janssen                                                         615
--------------------------------------------------------------------------------
R. Gupta                                                           615
--------------------------------------------------------------------------------
R. Davies                                                          461
--------------------------------------------------------------------------------
B. Pirkle                                                          461
--------------------------------------------------------------------------------
K. Webb                                                            165
--------------------------------------------------------------------------------
G. Jordan                                                          161
--------------------------------------------------------------------------------
M. Williamson                                                      154
--------------------------------------------------------------------------------
J. Absolum                                                         154
--------------------------------------------------------------------------------
J. Barons                                                           77
--------------------------------------------------------------------------------
A. Francis                                                          77
--------------------------------------------------------------------------------
C. Hall                                                             77
--------------------------------------------------------------------------------
C. May                                                              77
--------------------------------------------------------------------------------
R. Thompson                                                        154
--------------------------------------------------------------------------------
S. Russell                                                         123
--------------------------------------------------------------------------------



                                    1.11(d)-1

                       SCHEDULE 1.11(e) MANAGEMENT OPTIONS


--------------------------------------------------------------------------------
NAME                                                     MANAGEMENT OPTIONS
--------------------------------------------------------------------------------

A. Hambrook                                                   25,000
--------------------------------------------------------------------------------
N. Deacon                                                      5,667
--------------------------------------------------------------------------------
S. Turner                                                      4,583
--------------------------------------------------------------------------------
M. Broadhead                                                   4,583
--------------------------------------------------------------------------------
J. Mason                                                       4,583
--------------------------------------------------------------------------------
M. Newton                                                      4,583
--------------------------------------------------------------------------------
D. Edwards                                                     1,000
--------------------------------------------------------------------------------




                                    1.11(e)-1

                     SCHEDULE 1.17(a) NOTE REPAYMENT SHARES


--------------------------------------------------------------------------------------------------------------------------------
INITIAL BRIDGE NOTE HOLDER               SERIES A 7%     SERIES A 7%     SERIES B 7%     SERIES B 7%       TOTAL         NOTE
                                         DEMAND NOTE       DEMAND        DEMAND NOTE       DEMAND        PRINCIPAL &   REPAYMENT
                                          PRINCIPAL     NOTE INTEREST     PRINCIPAL     NOTE INTEREST    INTEREST       SHARES
--------------------------------------------------------------------------------------------------------------------------------

Accel III L.P.                         $  73,913.16      $ 6,956.05      $ 57,584.05     $ 1,839.49   $  140,292.75      20,406
--------------------------------------------------------------------------------------------------------------------------------
Accel Investors '92 L.P.                   5,156.73          485.31         5,356.75         171.12       11,169.90       1,625
--------------------------------------------------------------------------------------------------------------------------------
Accel Japan L.P.                           6,875.64          647.07         4,017.53         128.34       11,668.58       1,697
--------------------------------------------------------------------------------------------------------------------------------
Brentwood Associates VI, L.P.             96,824.53        9,112.26        76,297.73       2,437.29      184,671.81      26,861
--------------------------------------------------------------------------------------------------------------------------------
Essex Special Growth Opportunities        15,664.89        1,474.24        12,049.19         384.90       29,573.22       4,302
  Fund, L.P.
--------------------------------------------------------------------------------------------------------------------------------
Frank H. Dodge                            57,623.79        5,423.04                                       63,046.83       9,170
--------------------------------------------------------------------------------------------------------------------------------
Greylock Limited Partnership              74,734.84        7,033.88        58,224.30       1,859.94      141,852.46      20,633
--------------------------------------------------------------------------------------------------------------------------------
Highland Capital Partners II, L.P.       140,346.52       13,208.17       109,340.97       3,492.84      266,388.49      38,747
--------------------------------------------------------------------------------------------------------------------------------
JP Morgan Investment Corporation         140,953.20       13,265.26       108,051.40       3,151.64      265,721.50      38,650
--------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Venture Captial, L.P.     181,510.88       17,082.19       139,615.35       4,459.93      342,668.36      49,843
--------------------------------------------------------------------------------------------------------------------------------
Sixty Wall Street SBIC Fund, L.P.                                           5,686.92         181.67        5,868.59         854
--------------------------------------------------------------------------------------------------------------------------------
SBIC Partners, L.P.                      105,714.91        9,948.95        91,724.42       2,930.09      210,318.36      30,592
--------------------------------------------------------------------------------------------------------------------------------
St. Paul Venture Capital IV LLC          100,680.92        9,475.19        82,051.38       2,621.09      194,828.58      28,339
--------------------------------------------------------------------------------------------------------------------------------
TOTAL                                  1,000,000.01       94,111.11       749,999.99      23,958.34    1,868,069.43     271,719
--------------------------------------------------------------------------------------------------------------------------------




                                    1.17(a)-1

                      SCHEDULE 1.17(b) NOTE REPAYMENT PRICE


---------------------------------------------------------------------------------------------------------------------------
INITIAL BRIDGE NOTE HOLDER                              12% DEMAND NOTE      12% DEMAND NOTE     TOTAL PRINCIPAL & INTEREST
                                                           PRINCIPAL             INTEREST           TO BE PAID BY BUYER
---------------------------------------------------------------------------------------------------------------------------

Accel III L.P.                                           $ 57,483.36            $  306.58               $ 57,789.94
---------------------------------------------------------------------------------------------------------------------------
Accel Investors '92 L.P.                                    5,347.37                28.52                  5,375.89
---------------------------------------------------------------------------------------------------------------------------
Accel Japan L.P.                                            4,010.52                21.39                  4,031.91
---------------------------------------------------------------------------------------------------------------------------
Brentwood Associates VI, L.P.                              76,135.18               406.05                 76,541.23
---------------------------------------------------------------------------------------------------------------------------
Essex Special Growth Opportunities Fund, L.P.              12,033.34                64.18                 12,097.52
---------------------------------------------------------------------------------------------------------------------------
Greylock Limited Partnership                               58,122.47               309.99                 58,432.46
---------------------------------------------------------------------------------------------------------------------------
Highland Capital Partners II, L.P.                        109,149.75               582.13                109,731.88
---------------------------------------------------------------------------------------------------------------------------
JP Morgan Investment Corporation                          107,490.62               573.28                108,063.90
---------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Venture Captial, L.P.                      139,431.74               743.64                140,175.38
---------------------------------------------------------------------------------------------------------------------------
Sixty Wall Street SBIC Fund, L.P.                           5,657.40                30.17                  5,687.57
---------------------------------------------------------------------------------------------------------------------------
SBIC Partners, L.P.                                        91,248.37               486.66                 91,735.03
---------------------------------------------------------------------------------------------------------------------------
St. Paul Venture Capital IV LLC                            83,889.87               447.41                 84,337.28
---------------------------------------------------------------------------------------------------------------------------
TOTAL                                                     749,999.99             4,000.00                753,999.99
---------------------------------------------------------------------------------------------------------------------------








                                    1.17(b)-1

                                                                       EXHIBIT A


                                ESCROW AGREEMENT


         This Escrow Agreement is entered into as of June __, 1998, by and among FlexiInternational Software, Inc., a Delaware corporation (the "Buyer"), Paul Maeder and Brian Murphy (the "Indemnification Representatives") and State Street Bank and Trust Company (the "Escrow Agent").

         WHEREAS, the Buyer and The Dodge Group, Inc. (the "Company") have entered into an Agreement and Plan of Merger dated June __, 1998 (the "Merger Agreement") by and among the Company, the Buyer and a subsidiary of the Buyer. Such subsidiary will be merged into the Company which, as the surviving corporation (the "Surviving Corporation"), will become a wholly-owned subsidiary of the Buyer.

         WHEREAS, the Merger Agreement provides that an escrow account will be established to secure the indemnification obligations of the stockholders of the Company (the "Company Stockholders") to the Buyer and the Surviving Corporation (the "Indemnified Persons") under Article V of the Merger Agreement on the terms and conditions set forth herein.

         WHEREAS, the parties hereto desire to establish the terms and conditions pursuant to which such escrow account will be established and maintained.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

1. DEFINED TERMS. "Damages" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) incurred or suffered by the Indemnified Persons or any affiliate (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) thereof.

2. CONSENT OF COMPANY STOCKHOLDERS. By virtue of the Company Stockholders' approval of the Merger Agreement, the Company Stockholders receiving shares of common stock of the Buyer, $0.01 par value per share ("Buyer Common Stock") pursuant to the Merger (the "Indemnifying Stockholders") have, without any further act of any Company Stockholder, consented to: (a) the establishment of this escrow to secure the Company Stockholders' indemnification obligations under Article V of the Merger Agreement in the manner set forth herein, (b) the appointment of the Indemnification Representatives as their representatives for purposes of this Agreement and as attorneys-in-fact and agents for and on behalf of each

Indemnifying Stockholder, and the taking by the Indemnification Representatives of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations in this Agreement.

         3.       ESCROW AND INDEMNIFICATION.

                  3.1 ESCROW OF SHARES. Upon the execution of this Agreement, the Buyer shall deposit with the Escrow Agent a certificate for 86,350 shares of Buyer Common Stock (the "Escrow Shares") issued in the name of the Escrow Agent or its nominee. The Buyer may from time to time deposit additional Escrow Shares with the Escrow Agent pursuant to the final sentence of
Section 1.6(a) of the Merger Agreement. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Shares and to hold the Escrow Shares in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement, such Escrow Account to be called the "Flexi/Dodge Escrow Account" or a similar designation.

                  3.2 INDEMNIFICATION. The Indemnifying Stockholders have agreed in Article V of the Merger Agreement to indemnify and hold harmless the Indemnified Persons from and against the Damages specified in Section 5.1 of the Merger Agreement. The Buyer, the Indemnifying Stockholders and the Indemnification Representatives agree that the Escrow Shares shall be security for such indemnity obligation of the Indemnifying Stockholders, subject to the limitations, and in the manner provided, in this Agreement. No indemnity obligation of the Indemnifying Stockholders to the Buyer under Article V of the Merger Agreement shall be satisfied except from the Escrow Shares.

                  3.3 DIVIDENDS, ETC. Any securities distributable to the Indemnifying Stockholders in respect of or in exchange for any of the Escrow Shares, whether by way of stock dividends, stock splits or otherwise, shall be delivered to the Escrow Agent, who shall hold such securities in the Escrow Account. Such securities shall be issued in the name of the Escrow Agent or its nominee and shall be considered Escrow Shares for purposes hereof. Any cash dividends or property (other than securities) distributable to the Indemnifying Stockholders in respect of the Escrow Shares shall be distributed to the Indemnifying Stockholders.

                  3.4 VOTING OF SHARES. The Indemnification Representatives shall have the right, in their sole discretion, on behalf of the Indemnifying Stockholders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Indemnification Representatives shall have no obligation to solicit consents or proxies from the Indemnifying Stockholders for purposes of any such vote.

                  3.5 TRANSFERABILITY. The respective interests of the Indemnifying Stockholders in the Escrow Shares shall not be assignable or transferable, other than by operation of law. Notice of any such assignment or transfer by operation of law shall be given to the Escrow Agent and the Buyer, and no such assignment or transfer shall be valid until such notice is given.

         4. ADMINISTRATION OF ESCROW ACCOUNT. The Escrow Agent shall administer the Escrow Account as follows:

                  4.1 If an Indemnified Person has incurred or suffered Damages, prior to the one-year anniversary of the date of this Agreement (the "Termination Date"), for which it is entitled to indemnification under Article V of the Merger Agreement, the Indemnified Person shall, prior to the Termination Date, give written notice of such claim (a "Claim Notice") to the Indemnification Representatives and the Escrow Agent. Each Claim Notice shall state the amount, determined in good faith, of claimed Damages (the "Claimed Amount") and the basis for such claim.

                  4.2 Within 20 days after delivery of a Claim Notice, the Indemnification Representatives shall provide to the Indemnified Person, with a copy to the Escrow Agent, a written response (the "Response Notice") in which the Indemnification Representatives shall: (i) agree that Escrow Shares having a Fair Market Value (as computed pursuant to Section 6) equal to the full Claimed Amount may be released from the Escrow Account to the Indemnified Person, (ii) agree that Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Indemnified Person or (iii) contest that any of the Escrow Shares may be released from the Escrow Account to the Indemnified Person. The Indemnification Representatives may contest the release of Escrow Shares having a Fair Market Value equal to all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Damages for which the Indemnified Person is entitled to indemnification under Article V of the Merger Agreement. If no Response Notice is delivered by the Indemnification Representatives within such 20-day period, the Indemnification Representatives shall be deemed to have agreed that Escrow Shares having a Fair Market Value equal to all of the Claimed Amount may be released to the Indemnified Person from the Escrow Account.

                  4.3 If the Indemnification Representatives in the Response Notice agree (or are deemed to have agreed pursuant to Section 4(b) of this Agreement by not responding within such 20 day period) that Escrow Shares having a Fair Market Value equal to all of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall, within 10 days following the earlier of (i) the required delivery date for the Response Notice or (ii) the delivery of the Response Notice, transfer, deliver and assign to the Indemnified Person such number of Escrow Shares held in the Escrow Account which have a Fair Market Value equal to the Claimed Amount (or such lesser number of Escrow Shares as is then held in the Escrow Account).

                  4.4 If the Indemnification Representatives in the Response Notice agree that Escrow Shares having a Fair Market Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Indemnified Person, the Escrow Agent shall within 10 days following the delivery of the Response Notice transfer, deliver and assign to the Indemnified Person such number of Escrow Shares held in the Escrow Account which have a Fair Market Value equal to the Agreed Amount (or such lesser number of Escrow Shares as is then held in the Escrow Account).

                  4.5 If the Indemnification Representatives in the Response Notice contest the release of Escrow Shares having a Fair Market Value equal to all or part of the Claimed Amount (the "Contested Amount"), the matter shall be settled by binding arbitration in Boston, Massachusetts. All claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Indemnification Representatives and the Indemnified Person shall each designate one arbitrator within 15 days of the delivery of the Indemnification Representatives' Response Notice contesting the Claimed Amount. The Indemnification Representatives and the Indemnified Person shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within 45 days of delivery of the Indemnification Representatives' Response Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Indemnification Representatives or the Indemnified Person fail to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. The Indemnifying Stockholders and the Indemnified Person shall pay the fees and expenses of their respectively designated arbitrators and shall bear equally the fees and expenses of the third arbitrator. The Indemnification Representatives and the Indemnified Person shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within 60 days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Person is entitled to receive the Contested Amount (or a portion thereof) pursuant to the applicable terms of the Merger Agreement and this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Indemnification Representatives, the Indemnified Person and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the Indemnification Representatives, the Indemnifying Stockholders, the Indemnified Person and the Escrow Agent, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' award. After delivery of a Response Notice that the Claimed Amount is contested by the Indemnification Representatives, the Escrow Agent shall continue to hold in the Escrow Account a number of Escrow Shares having a Fair Market Value sufficient to cover the Contested Amount (up to the number of Escrow Shares then available in the Escrow Account), notwithstanding the occurrence of the Termination Date, until (i) delivery of a copy of a settlement agreement executed by the Indemnified Person and the Indemnification Representatives setting forth instructions to the Escrow Agent as to the release of Escrow Shares, if any, that shall be made with respect to the Contested Amount or (ii) delivery of a copy of the final award of the majority of the arbitrators setting forth instructions to the Escrow Agent as to the release of Escrow Shares, if any, that shall be made with respect to the Contested Amount. The Escrow Agent shall thereupon release Escrow Shares from the Escrow Account (to the extent Escrow Shares are then held in the Escrow Account) in accordance with such agreement or instructions.

         5.       RELEASE OF ESCROW SHARES.

                  5.1 Promptly after the Termination Date, the Escrow Agent shall distribute to the Indemnifying Stockholders all of the Escrow Shares then held in escrow. Notwithstanding the foregoing, if an Indemnified Person has previously given a Claim Notice which has not then been resolved in accordance with Section 4, the Escrow Agent shall retain in the Escrow Account after the Termination Date a number of Escrow Shares having a Fair Market Value equal to the Claimed Amount covered by any Claim Notice which has not then been resolved. Any funds so retained in escrow shall be disbursed in accordance with the terms of the resolution of such claims in accordance with Section 4 of this Agreement.

                  5.2 Any distribution of all or a portion of the Escrow Shares to the Indemnifying Stockholders shall be made in accordance with the percentages set forth opposite such holders' respective names on ATTACHMENT A attached hereto; PROVIDED, HOWEVER, that the Escrow Agent shall withhold the distribution of the portion of the Escrow Shares otherwise distributable to Indemnifying Stockholders who have not, according to written notice provided by the Buyer to the Escrow Agent, prior to such distribution, surrendered their respective Certificates pursuant to the terms and conditions of the Merger Agreement; and PROVIDED FURTHER that such ATTACHMENT A shall be appropriately revised by written notice (which shall include a revised ATTACHMENT A attached thereto) of the Buyer to the Escrow Agent in the event the Buyer deposits additional Escrow Shares with the Escrow Agent pursuant to the final sentence of
Section 1.6(a) of the Merger Agreement following the date of this Agreement. Any such withheld shares shall be delivered to the Buyer promptly after the Termination Date, and shall be delivered by the Buyer to the Indemnifying Stockholders to whom such shares would have otherwise been distributed upon surrender of their respective Certificates. Distributions to the Indemnifying Stockholders shall be made by mailing stock certificates (or mailing the stock certificate or certificates held by the Escrow Agent for the Escrow Shares with appropriate written instructions to the Buyer's transfer agent to reissue and mail stock certificates in the appropriate amounts) to such holders at their respective addresses shown on ATTACHMENT A (or such other address as may be provided in writing in accordance with the provisions of Section 12 hereof to the Escrow Agent by any such holder). No fractional Escrow Shares shall be distributed to Indemnifying Stockholders pursuant to this Agreement. Instead, the number of shares that each Indemnifying Stockholder shall receive shall be rounded down to the nearest whole number; and the Escrow Agent shall sell such number of Escrow Shares as is equal to the aggregate of the fractional shares that would otherwise be distributed to the Indemnifying Stockholders and shall distribute the proceeds of such sale to the Indemnifying Stockholders otherwise entitled to a fractional Escrow Share pro rata based upon the fraction of an Escrow Shares to which each such Indemnifying Stockholder is otherwise entitled.

         6. VALUATION OF ESCROW SHARES. For purposes of this Agreement, the Fair Market Value of the Escrow Shares shall be $8.68125 (which is based upon the average of the closing prices of the Buyer Common Stock on the Nasdaq National Market for the 20 trading days immediately preceding the date of this Agreement).

         7. FEES AND EXPENSES OF ESCROW AGENT. The Buyer and the Indemnifying Stockholders agree to pay the Escrow Agent's reasonable compensation for its normal services hereunder in accordance with the attached fee schedule, which may be subject to change hereafter on an annual basis. The Escrow Agent shall be entitled to reimbursement on demand for all reasonable expenses incurred in connection with the administration of this Agreement or the escrow created hereby which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party. As between them, the Buyer on the one hand and the Indemnifying Stockholders on the other hand shall each pay one-half of the fees and expenses of the Escrow Agent hereunder, with the Indemnifying Stockholders being severally liable for a portion of such fees and expenses in accordance with the percentages set forth opposite each such Indemnifying Stockholder's respective name on ATTACHMENT A attached hereto.

         8.       LIMITATION OF ESCROW AGENT'S LIABILITY.

                  8.1 The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other documents believed by it to be genuine and duly authorized, nor for other action or inaction except its own willful misconduct or gross negligence. The Escrow Agent shall not be responsible for the validity or sufficiency of this Agreement or for any agreements referred to herein, but shall be obligated only for the performance of such duties as are specified as set forth herein. In all questions arising under the Escrow Agreement, the Escrow Agent may rely on the advice of counsel (including in-house counsel), and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

                  8.2 The Buyer and the Indemnifying Stockholders hereby, jointly and severally, agree to indemnify the Escrow Agent and its directors, officers and employees for, and hold it harmless against, any loss, liability or expense, including legal fees and other costs of preparing or defending any claim, incurred without gross negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damages. The Buyer, on the one hand, and the Indemnifying Stockholders, on the other hand, shall each be liable for one-half of such amount, with the Indemnifying Stockholders being severally liable for a portion of such fees and expenses in accordance with the percentages set forth opposite each such Indemnifying Stockholder's respective name on ATTACHMENT A attached hereto.

         9. LIABILITY AND AUTHORITY OF INDEMNIFICATION REPRESENTATIVES; SUCCESSORS AND ASSIGNEES.

                  9.1 The Indemnification Representatives shall incur no liability to the Indemnifying Stockholders with respect to any action taken or suffered by them in reliance upon any note, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for other action or inaction except their own willful misconduct or gross negligence. The Indemnification Representatives may, in all questions arising under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Indemnification Representatives based on such advice, the Indemnification Representatives shall not be liable to the Indemnifying Stockholders.

                  9.2 In the event of the death or permanent disability of either Indemnification Representative, or his resignation as an Indemnification Representative, a successor Indemnification Representative shall be appointed by the other Indemnification Representative or, absent its appointment, a successor Indemnification Representative shall be elected by a majority vote of the Indemnifying Stockholders, with each such Indemnifying Stockholder (or his or her successors or assigns) to be given a vote equal to the number of votes represented by the Company Shares held by such Indemnifying Stockholder immediately prior to the Effective Time. Each successor Indemnification Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Indemnification Representatives, and the term "Indemnification Representatives" as used herein shall be deemed to include successor Indemnification Representatives. The Indemnification Representatives shall promptly notify the Escrow Agent in writing of the death, disability or resignation of a prior Indemnification Representative and of the appointment of a successor Indemnification Representative.

                  9.3 The Indemnification Representatives, acting jointly but not singly, shall have full power and authority to represent the Indemnifying Stockholders, and their successors, with respect to all matters arising under this Agreement and all actions taken by any Indemnification Representative hereunder shall be binding upon the Indemnifying Stockholders, and their successors, as if expressly confirmed and ratified in writing by each of them. Without limiting the generality of the foregoing, the Indemnification Representatives, acting jointly but not singly, shall have full power and authority to interpret all of the terms and provisions of this Agreement, to compromise any claims asserted hereunder and to authorize payments to be made with respect thereto, on behalf of the Indemnifying Stockholders and their successors. All actions to be taken by the Indemnification Representatives hereunder shall be evidenced by, and taken upon, the written direction of a majority thereof.

                  9.4 The Escrow Agent may rely on the Indemnification Representatives, acting jointly but not singly, as the exclusive agent of the Indemnifying Stockholders under this Agreement and shall incur no liability to any party with respect to any actions taken or suffered by him in reliance thereon.

         10. AMOUNTS PAYABLE BY INDEMNIFYING STOCKHOLDERS. The amounts payable by the Indemnifying Stockholders under this Agreement (i.e., the fees and expenses of arbitrators payable pursuant to Section 4(e), the fees of the Escrow Agent payable pursuant to Section 7 and the indemnification obligations pursuant to Sections 8(b)) shall be payable solely as follows. The Indemnification Representatives shall notify the Escrow Agent of any such amount payable by the Indemnifying Stockholders as soon as they become aware that any such amount is payable, with a copy of such notice to the Buyer. On the sixth business day after the delivery of such notice, the Escrow Agent shall sell such number of Escrow Shares as is necessary to raise such amount (up to the number of Escrow Shares then available in the Escrow Account), subject to compliance with all applicable securities laws, (i) to the Buyer, and the Buyer shall purchase such Escrow Shares at a per share price equal to Fair Market Value (determined in accordance with Section 6), if the Escrow Shares are not covered by an effective registration statement (an "Effective Registration Statement") under the Securities Act of 1933, as amended, on such date or (ii) on the Nasdaq National Market, if such Escrow Shares are covered by an Effective Registration Statement on such date, and, in either case, the Escrow Agent shall disburse such proceeds to the party to whom such amount is owed in accordance with the instructions of the Indemnification Representatives; provided that if the Buyer delivers to the Escrow Agent (with a copy to the Indemnification Representatives), within five business days after delivery of such notice by the Indemnification Representatives, a written notice contesting the legitimacy or reasonableness of such amount, then the Escrow Agent shall not sell Escrow Shares to raise the disputed portion of such claimed amount, and such dispute shall be resolved by the Buyer and the Indemnification Representatives in accordance with the procedures set forth in Section 4(e).

         11. TERMINATION. This Agreement shall terminate upon the later of the Termination Date or the distribution by the Escrow Agent of all of the Escrow Shares in accordance with this Agreement; provided that the provisions of Sections 8 and 9 shall survive such termination.

         12. NOTICES. All notices, instructions and other communications given hereunder or in connection herewith shall be in writing. Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) via a reputable nationwide overnight courier service, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service.


         If to the Buyer:                               Copy to:

         FlexiInternational Software, Inc.              Hale and Dorr LLP
         Two Enterprise Drive                           60 State Street
         Shelton, CT 06484                              Boston, MA 02109
         Attention: President                           Attention: John K.P. Stone, Esq.


         If to the Indemnification Representatives:     Copy to:

         Paul Maeder                                    Brobeck, Phleger & Harrison LLP
         Highland Venture Partners                      1633 Broadway, 47th Floor
         2 International Place                          New York, NY 10019
         Boston, MA 02110                               Attention: Ellen Corenswet, Esq.

         Brian Murphy                                   Proskauer Rose LLP
         J.P. Morgan Investment Corporation             1585 Broadway
         60 Wall Street, 14th Floor                     New York, NY 10036
         New York, NY 10260                             Attention: Bruse Lieb
         cc: J. Edmon Colloton

         If to the Escrow Agent:                        Copy to:

         State Street Bank and Trust Company            Peabody & Arnold LLP
         Corporate Trust Department                     50 Rowes Wharf
         2 International Place                          Boston, MA 02110
         Boston, MA 02110
         Attention: Flexi/Dodge Escrow Account          Attention: Robert J. Coughlin, Esq.
         Facsimile: (617) 664-5742



         Any party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the party to whom it was sent. Any party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 12.

         13. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by delivering a resignation to the parties to this Escrow Agreement, not less than 30 days' prior to the date when such resignation shall take effect. The Buyer may appoint a successor Escrow Agent without the consent of the Indemnification Representatives so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor Escrow Agent with the consent of the Indemnification Representatives, which shall not be unreasonably withheld. If, within such notice period, the Buyer provides to the Escrow Agent written instructions with respect to the appointment of a successor Escrow Agent and directions for the transfer of any Escrow Shares then held by the Escrow Agent to such successor, the Escrow Agent shall act in accordance with such instructions and promptly transfer such Escrow Shares to such designated successor.

         14.      GENERAL.

                  14.1 GOVERNING LAW, ASSIGNS. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict-of-law principles and shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

                  14.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  14.3 ENTIRE AGREEMENT. Except, with respect to the Buyer, the Indemnifying Stockholders and the Indemnification Representatives, for those provisions of the Merger Agreement referenced herein, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

                  14.4 WAIVERS. No waiver by any party hereto of any condition or of any breach of any provision of this Escrow Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                  14.5 AMENDMENT. This Agreement may be amended only with the written consent of the Buyer, the Escrow Agent and the Indemnification Representatives Stockholders.

                  14.6 DISPUTE RESOLUTION. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares, or should any claim be made upon such Escrow Shares by a third party, the Escrow Agent, upon receipt of written notice of such dispute or claim by the parties hereto or by a third party, is authorized and directed to retain in its possession without liability to anyone, all or any of said Escrow Shares until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a Court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Account.

                  14.7 CONSENT TO JURISDICTION AND SERVICE. The parties hereby absolutely and irrevocably consent and submit to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against any party hereto by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, the parties hereby absolutely and irrevocably waive personal service of any summons, complaint, declaration or other process and hereby absolutely and irrevocably agree that the service thereof may be made by certified or registered first-class mail directed to such party, at their respective addresses in accordance with Section 12 hereof.

                  14.8 FORCE MAJEURE. Neither the Buyer, nor the Indemnifying Stockholders, nor the Indemnification Representatives, nor Escrow Agent shall be responsible for delays or failures in performance pursuant to this Escrow Agreement resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

                  14.9 REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  14.10 ADDRESSES OF INDEMNIFYING STOCKHOLDERS. The Escrow Agent may rely for all purposes on the address of each Indemnifying Stockholder set forth on ATTACHMENT A attached hereto, unless and until notified in writing by an Indemnifying Stockholder of a change is the address of such Indemnifying Stockholder, in which case the Escrow Agent shall rely for all purposes on such new address.




                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.





                                        FLEXIINTERNATIONAL SOFTWARE, INC.


                                        By:
                                            -----------------------------------





                                        Paul Maeder
                                        ---------------------------------------




                                        Brian Murphy
                                        ---------------------------------------




                                        STATE STREET BANK AND TRUST COMPANY



                                        By:
                                            -----------------------------------

                                                                       EXHIBIT B


                    FORM OF OPINION OF COUNSEL TO THE COMPANY


         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Company has all requisite corporate power and authority to carry on the businesses in which it has engaged and to own and use the properties owned and used by it.

         2. The authorized capital stock of the Company consists of (i) 28,000,000 shares of Company Common Stock, of which 598,291 shares are issued and outstanding and no shares are held in the treasury of the Company, and (ii) 16,817,181 shares of Company Preferred Stock, of which (A) 143,750 shares have been designated as Series A-1 Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company,
(B) 143,750 shares have been designated as Series A-2 Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company, (C) 560,897 shares have been designated as Series B Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company, (D) 6,249,997 shares have been designated as Series C Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company, (E) 2,500,000 shares have been designated as Series D Preferred, all of which shares are issued and outstanding and none of which shares are held in the treasury of the Company and (F) 7,218,787 shares have been designated as Series E Preferred, of which 7,172,414 shares are issued and outstanding and no shares are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. Except as set forth on the Disclosure Schedule, to the best of such counsel's knowledge, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. All of the issued and outstanding shares of capital stock of the Company were issued in compliance with the registration requirements (or valid exemptions therefrom) under the Securities Act of 1933.

         3. The Company has all requisite power and authority to execute and deliver the Agreement and to perform its obligations thereunder. The execution and delivery of the Agreement and the performance of the Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action (including the Requisite Stockholder

Approval) on the part of the Company. The Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

         4. Except as set forth in the Disclosure Schedule, neither the execution and delivery by the Company of the Agreement, nor the consummation by the Company of the transactions contemplated thereby, (i) conflicts with or violates any provision of the Restated Certificate of Incorporation or By-laws of the Company, (ii) requires on the part of the Company or any Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) to the best knowledge of such counsel, conflicts with, results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, results in the acceleration of, creates in any party the right to accelerate, terminate, modify or cancel or requires any notice, consent or waiver under, any contract, lease, license or other agreement or instrument known to such counsel to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their assets is subject, (iv) to the best knowledge of such counsel, results in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (v) violates any foreign or domestic statute, rule or regulation, or any order, writ, injunction or decree known to such counsel, that is applicable to the Company, any Subsidiary or any of their properties or assets.

         5. Except as set forth in the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) is subject to any unsatisfied judgment, order, decree, stipulation or injunction or (ii) is a party to, or to the knowledge of such counsel, is threatened to be made a party to any complaint, action, suit, proceeding, hearing or investigation of or in any court or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

         6. All authorizations, consents and approvals of all federal, state and foreign governmental agencies and authorities required in order to permit consummation by the Company of the transactions contemplated by the Agreement have been obtained.

         7. Upon the filing of the Certificate of Merger with the Secretary of State of Delaware, the Merger will be effective under Delaware law.

                                                                       EXHIBIT C


                   NON-U.S. STOCKHOLDER REPRESENTATION LETTER


         The undersigned stockholder (the "Company Stockholder") of The Dodge Group, Inc., a Delaware corporation (the "Company"), hereby represents and warrants to FlexiInternational Software, Inc., a Delaware corporation (the "Buyer"), as follows:

         1. INVESTMENT REPRESENTATIONS. With respect to the shares of Common Stock of the Buyer, $.01 par value per share ("Buyer Common Stock"), issuable to the Company Stockholder upon effectiveness of the proposed merger (the "Merger") of a wholly-owned subsidiary of the Buyer with and into the
Company:

                  (a) The Company Stockholder will be acquiring the Buyer Common Stock to be issued to such Company Stockholder for his or her own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Buyer Common Stock in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any rule or regulation under the Securities Act or any state or foreign securities law.

                  (b) The Company Stockholder has had adequate opportunity to obtain from representatives of the Buyer such information as is necessary to evaluate the merits and risks of the investment of such Company Stockholder in the Buyer.

                  (c) The Company Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Buyer Common Stock to be issued to such Company Stockholder and to make an informed investment decision with respect to such investment.

                  (d) The Company Stockholder understands that the Buyer Common Stock, if and when issued, will not have been registered under the Securities Act and will be "restricted securities" within the meaning of Rule 144 under the Securities Act; and the Buyer Common Stock will not be eligible to be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

                  (e) A legend substantially in the following form will be placed on the certificate representing any Buyer Common Stock which may be issued to such Company Stockholder:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

         2. ADDITIONAL REPRESENTATIONS BY NON-U.S. PERSONS. The Company Stockholder is not a "U.S. person" (as defined in Regulation S promulgated under the Securities Act ("Regulation S")) and makes the following additional representations with respect to the Buyer Common Stock issued to and acquired by such Company Stockholder hereunder:

                  (a) The Company Stockholder understands and acknowledges that (i) the Buyer Common Stock has not been registered under the Securities Act and may not be offered or sold in the United States or to, or for the account or benefit of, any U.S. person unless such securities are registered under the Securities Act or such offer or sale is made pursuant to an exemption from the registration requirements of the Securities Act and (ii) the Buyer Common Stock is being distributed by the Buyer pursuant to the terms of Regulation S, which permits securities to be sold to non- U.S. persons in "offshore transactions" (as defined in Regulation S), subject to certain terms and conditions.

                  (b) The Company Stockholder is not a U.S. person and has signed this Representation Letter and a Written Action of Stockholders approving the Merger outside the United States.

                  (c) The Company Stockholder acknowledges that for a period of one year following the closing of the Merger (the "Distribution Compliance Period"), the Company Stockholder shall not (i) engage in any activity for the purpose of, or which may reasonably be expected to have the effect of, conditioning the market in the United States for the Buyer Common Stock or (ii) unless such Buyer Common Stock is registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, offer, sell or transfer the Buyer Common Stock in the United States or to, or for the account or benefit of, a U.S. person. The Company Stockholder understands that the Buyer Common Stock or any interest therein are only transferable on the books and records of the transfer agent and registrar of the Buyer. The Company Stockholder further understands that such transfer agent and registrar will not register any transfer of the Buyer Common Stock which the Buyer in good faith believes violates the restrictions set forth in this paragraph (c), and that the Buyer may place stop transfer orders with its transfer agent with respect to certificates representing Buyer Common Stock.

                  (d) Unless the Buyer Common Stock shall first have been registered under the Securities Act, any proposed offer, sale or transfer during the Distribution Compliance Period of any of the Buyer Common Stock shall be subject to the



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condition that the Company Stockholder must deliver to the Buyer (i) a written certification that neither record not beneficial ownership of the Buyer Common Stock has been offered or sold in the United States or to, or for the account or benefit of, any U.S. person, (ii) a written certification of the proposed transferee that such transferee (or any account for which such transferee is acquiring such Buyer Common Stock) is not a U.S. person, that such transferee is acquiring such Buyer Common Stock for such transferee's own account (or an account over which he or she has investment discretion), and that such transferee is knowledgeable of and agrees to be bound by the restrictions on re-sale set forth in this section and Regulation S during the Distribution Compliance Period, and (iii) a written opinion of United States counsel, in form and substance reasonably satisfactory to the Buyer, to the effect that the offer, sale and transfer of such Buyer Common Stock are exempt from registration under the Securities Act.

                  (e) The Company Stockholder agrees that for the duration of the Distribution Compliance Period the stock certificates representing the Buyer Common Stock shall bear the legend set forth below:

                  "The shares of Common Stock represented by this certificate may not be offered, sold or transferred except in accordance with the provisions of Regulation S under the Securities Act of 1933, as amended."

         The above representations and warranties are true and correct in all respects. The undersigned Company Stockholder recognizes that the Buyer is relying on the truth and accuracy of such representations and warranties (i) in connection with the proposed Merger and (ii) so that it may rely on certain exemptions from registration contained in the Securities Act and the securities laws of certain states. The provisions of Sections 2(c), 2(d) and 2(e) shall survive any closing of the proposed Merger, and the undersigned Company Stockholder agrees to comply therewith. THE UNDERSIGNED COMPANY STOCKHOLDER AGREES TO NOTIFY THE BUYER PROMPTLY OF ANY CHANGES WHICH WOULD CAUSE THE FOREGOING REPRESENTATIONS AND WARRANTIES NOT TO BE TRUE AND CORRECT AT ANY TIME PRIOR TO THE CONSUMMATION OF THE PROPOSED MERGER.



                                    Print Name:
                                                -------------------------------

                                    Signature:
                                               --------------------------------

                                    Dated:
                                           ------------------------------------




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

                                                                       EXHIBIT D



                     Form of Opinion of Counsel to the Buyer
                          and the Transitory Subsidiary



         1. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

         2. The authorized capital stock of the Buyer consists of 50,000,000 shares of Buyer Common Stock, of which 16,506,753 shares were issued and outstanding and no shares were held in the treasury of the Buyer as of March 31, 1998. All of the Merger Shares will be, when issued in accordance with the Agreement, duly authorized, validly issued, fully paid and nonassessable.

         3. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver the Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations thereunder. The execution and delivery of the Agreement and (in the case of the Buyer) the Escrow Agreement and the performance of the Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and the Transitory Subsidiary. The Agreement and (in the case of the Buyer) the Escrow Agreement have been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitute valid and binding obligations of the Buyer and the Transitory Subsidiary, enforceable against the Buyer and the Transitory Subsidiary in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting the rights of creditors generally.

         4. Except as set forth in the Agreement, neither the execution and delivery of the Agreement, nor the consummation of the transactions contemplated thereby, (i) conflicts with or violates any provision of the charter or by-laws of the Buyer or the Transitory Subsidiary, (ii) requires on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) to the best knowledge of such counsel, conflicts with, results in a breach of, constitutes (with or without due notice or lapse of time or both) a default under, or requires any notice, consent or waiver under, any contract, lease, license or other agreement or instrument filed as an Exhibit to the Buyer



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

Reports, or (iv) violates any statute, rule or regulation, or any order, writ, injunction or decree known to such counsel, that is applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

         5. All authorizations, consents and approvals of all federal and state governmental agencies and authorities required in order to permit consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by the Agreement have been obtained.

         6. Based in part on the representations of each of the Company Stockholders in either Investor Questionnaires of the Buyer received from such Company Stockholders or representation letters received from such Company Stockholders pursuant to Section 4.2(k) of the Agreement, the issuance of the Buyer Common Stock at the Closing pursuant to the Agreement is exempt from the registration requirements under the Securities Act.

         7. Upon the filing of the Certificate of Merger with the Secretary of State of Delaware, the Merger will be effective under Delaware law.







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